EXHIBIT 10.02

                           LOAN AND SECURITY AGREEMENT



                         BANKBOSTON RETAIL FINANCE INC.
                              Administrative Agent
                                Collateral Agent



                          BACK BAY CAPITAL FUNDING LLC
                                   Term Lender



                                JBI APPAREL, INC.
                                  The Borrower




                                  May 21, 1999

                                TABLE OF CONTENTS

Article 1 - Definitions:

Article 2 - The Revolving Credit:
         2-1.     Establishment of  Revolving Credit                                    .. 19 ..
         2-2.     Advances in Excess of Borrowing Base.                                 .. 20 ..
         2-3.     Initial Reserves. Changes to Reserves.                                .. 21 ..
         2-4.     Risks of Value of Collateral                                          .. 21 ..
         2-5.     Loan Requests                                                         .. 22 ..
         2-6.     Making of Loans Under Revolving Credit                                .. 23 ..
         2-7.     The Loan Account                                                      .. 24 ..
         2-8.     The Revolving Credit Notes                                            .. 25 ..
         2-9.     Payment of The Loan Account                                           .. 25 ..
         2-10.    Interest.                                                             .. 25 ..
         2-11.    Commitment Fee                                                        .. 25 ..
         2-12.    Administrative Agent's Fee                                            .. 26 ..
         2-13.    Line (Unused) Fee.                                                    .. 26 ..
         2-14     Concerning Fees.                                                      .. 26 ..
         2-15.    Agent's and Lenders' Discretion                                       .. 26 ..
         2-16.    Procedures For Issuance of L/C's                                      .. 27 ..
         2-17.    Fees For L/C's                                                        .. 28 ..
         2-18.    Concerning L/C's                                                      .. 28 ..
         2-19.    Lenders' Commitments                                                  .. 31 ..

Article 3 - The Term Loan:
         3-1.     Commitment To Make Term Loan                                          .. 32 ..
         3-2.     The Term Note                                                         .. 32 ..
         3-3.     Payment of Principal of the Term Loan.                                .. 32 ..
         3-4.     Interest.                                                             .. 33 ..
         3-5.     Term Loan Commitment Fee                                              .. 33 ..
         3-6.     Term Loan Monitoring Fee                                              .. 33 ..
         3-7.     Payments                                                              .. 33 ..

Article 4 - Conditions Precedent:
         4-1.     Corporate Due Diligence.                                              .. 34 ..
         4-2.     Receipt of Proceeds of Permitted SubDebt                              .. 34 ..
         4-3.     Acquisition of Repp Division.                                         .. 34 ..
         4-4.     Opinion.                                                              .. 35 ..
         4-5.     Additional Documents.                                                 .. 35 ..
         4-6.     Officers' Certificates.                                               .. 35 ..
         4-7.     Representations and Warranties.                                       .. 35 ..
         4-8.     Minimum Excess Availability.                                          .. 35 ..
         4-9.     All Fees and Expenses Paid.                                           .. 35 ..
         4-10.    No Suspension Event.                                                  .. 36 ..
         4-11.    No Adverse Change.                                                    .. 36 ..

Article 5 - General Representations, Covenants and Warranties:
         5-1.     Payment and Performance of Liabilities.                               .. 36 ..
         5-2.     Due Organization - Corporate Authorization - No Conflicts.            .. 36 ..
         5-3.     Trade Names.                                                          .. 37 ..
         5-4.     Infrastructure.                                                       .. 38 ..
         5-5.     Year 2000 Compliance.                                                 .. 38 ..
         5-6.     Locations.                                                            .. 38 ..
         5-7.     Title to Assets.                                                      .. 40 ..
         5-8.     Indebtedness                                                          .. 40 ..
         5-9.     Insurance Policies.                                                   .. 41 ..
         5-10.    Licenses                                                              .. 42 ..
         5-11.    Leases.                                                               .. 42 ..
         5-12.    Requirements of Law                                                   .. 42 ..
         5-13.    Maintain Properties                                                   .. 42 ..
         5-14.    Pay Taxes.                                                            .. 43 ..
         5-15.    No Margin Stock.                                                      .. 43 ..
         5-16.    ERISA                                                                 .. 43 ..
         5-17.    Hazardous Materials                                                   .. 43 ..
         5-18.    Litigation                                                            .. 44 ..
         5-19.    Dividends or Investments                                              .. 44 ..
         5-20.    Loans                                                                 .. 44 ..
         5-21.    Protection of Assets                                                  .. 45 ..
         5-22.    Line of Business                                                      .. 45 ..
         5-23.    Affiliate Transactions                                                .. 45 ..
         5-24.    Additional Assurances                                                 .. 45 ..
         5-25.    Adequacy of Disclosure                                                .. 46 ..
         5-26.    No Restrictions on Liabilities                                        .. 47 ..
         5-27.    Other Covenants                                                       .. 47 ..

Article 6 - Financial Reporting and Performance Covenants:
         6-1.     Maintain Records                                                      .. 47 ..
         6-2.     Access to Records                                                     .. 48 ..
         6-3.     Immediate Notice to Administrative Agent                              .. 48 ..
         6-4.     Borrowing Base Certificate                                            .. 49 ..
         6-5.     Weekly Reports                                                        .. 49 ..
         6-7.     Quarterly Reports                                                     .. 51 ..
         6-8.     Annual Reports                                                        .. 51 ..
         6-9.     Officers' Certificates                                                .. 51 ..
         6-10.    Inventories, Appraisals, and Audits                                   .. 52 ..
         6-11.    Additional Financial Information                                      .. 53 ..
         6-12.    Financial Performance Covenants                                       .. 53 ..

Article 7 - Use and Collection of Collateral:
         7-1.     Use of Inventory Collateral                                           .. 54 ..
         7-2.     Inventory Quality                                                     .. 54 ..
         7-3.     Adjustments and Allowances                                            .. 54 ..
         7-4.     Validity of Accounts                                                  .. 54 ..
         7-5.     Notification to Account Debtors                                       .. 55 ..

Article 8 - Cash Management. Payment of Liabilities:
         8-1      Depository Accounts                                                   .. 55 ..
         8-2.     Credit Card Receipts                                                  .. 56 ..
         8-3.     The Concentration, Blocked, and Operating Accounts                    .. 56 ..
         8-4.     Proceeds and Collection of Accounts                                   .. 57 ..
         8-5.     Payment of Liabilities                                                .. 57 ..
         8-6.     The Operating Account                                                 .. 58 ..

Article 9 - Grant of Security Interest:
         9-1.     Grant of Security Interest                                            .. 59 ..
         9-2.     Extent and Duration of Security Interest                              .. 60 ..

Article 10 - Collateral Agent As Borrower's Attorney-In-Fact:
         10-1.    Appointment as Attorney-In-Fact                                       .. 60 ..
         10-2.    No Obligation to Act                                                  .. 61 ..

Article 11 - Events of Default:
         11-1.    Failure to Pay Revolving Credit or Term Loan                          .. 61 ..
         11-2.    Failure To Make Other Payments                                        .. 61 ..
         11-3.    Failure to Perform Covenant or Liability (No Grace Period)            .. 61 ..
         11-4.    Failure to Perform Covenant or Liability (Grace Period)               .. 62 ..
         11-5.    Misrepresentation                                                     .. 62 ..
         11-6.    Acceleration of Other Debt.                                           .. 62 ..
         11-7.    Related Party Defaults                                                .. 62 ..
         11-8.    Default Under Other Agreements                                        .. 62 ..
         11-9.    Uninsured Casualty Loss                                               .. 63 ..
         11-10.   Judgment.  Restraint of Business                                      .. 63 ..
         11-11.   Business Failure                                                      .. 63 ..
         11-12.   Bankruptcy                                                            .. 63 ..
         11-13.   Default by Guarantor or Related Entity                                .. 64 ..
         11-14.   Indictment - Forfeiture                                               .. 64 ..
         11-15.   Termination of Guaranty                                               .. 64 ..
         11-16.   Challenge to Loan Documents                                           .. 64 ..
         11-17.   Change in Control.                                                    .. 64 ..

Article 12 - Rights and Remedies Upon Default:
         12-1.    Rights of Enforcement                                                 .. 65 ..
         12-2.    Sale of Collateral                                                    .. 65 ..
         12-3.    Occupation of Business Location                                       .. 66 ..
         12-4.    Grant of Nonexclusive License.                                        .. 66 ..
         12-5.    Assembly of Collateral                                                .. 67 ..
         12-6.    Rights and Remedies                                                   .. 67 ..

Article 13 - Notices:
         13-1.    Notice Addresses                                                      .. 67 ..
         13-2.    Notice Given                                                          .. 68 ..

Article 14 - Term:
         14-1.    Termination of Revolving Credit                                       .. 69 ..
         14-2.    Effect of Termination                                                 .. 69 ..

Article 15 - General:
         15-1.    Protection of Collateral                                              .. 69 ..
         15-2.    Successors and Assigns.                                               .. 70 ..
         15-3.    Severability                                                          .. 70 ..
         15-4.    Amendments.  Course of Dealing                                        .. 70 ..
         15-5.    Power of Attorney                                                     .. 71 ..
         15-6.    Application of Proceeds                                               .. 71 ..
         15-7.    Increased Costs                                                       .. 71 ..
         15-8.    Costs and Expenses of Agents and Of Lenders                           .. 72 ..
         15-9.    Copies and Facsimiles                                                 .. 72 ..
         15-10.   Massachusetts Law                                                     .. 72 ..
         15-11.   Consent to Jurisdiction                                               .. 73 ..
         15-12.   Indemnification                                                       .. 73 ..
         15-13.   Rules of Construction.                                                .. 74 ..
         15-14.   Intent                                                                .. 75 ..
         15-15.                                                                         .. 75 ..
         15-16.   Right of Set-Off                                                      .. 76 ..
         15-17.   Maximum Interest Rate.                                                .. 76 ..
         15-18.   Waivers.                                                              .. 76 ..

                                            EXHIBITS

2-8                                         Revolving Credit Note
3-2                                         Term Note
5-2                                         Related Entities
5-3                                         Trade Names
5-5                                         Year 2000 Compliance
5-6                                         Locations, Leases, and Landlords
5-7                                         Encumbrances
5-8                                         Indebtedness
5-9                                         Insurance Policies
5-11                                        Capital Leases
5-18                                        Litigation
6-4                                         Borrowing Base Certificate
6-12(a)                                     Financial Performance Covenants
6-12(b)                                     Business Plan
8-1                                         DDA's.
8-2                                         Credit Card Arrangements

LOAN AND SECURITY AGREEMENT              BankBoston Retail Finance Inc.
                                                                   Agent

                                                                   May 21 1999


         THIS AGREEMENT is made between

                   BankBoston Retail Finance Inc. (in such capacity, the "Administrative Agent"), a Delaware corporation with offices at 40 Broad Street, Boston, Massachusetts 02109, as agent for the ratable benefit of the "Working Capital Lenders", who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become "Working Capital Lenders" in accordance with the provisions of Section 2-19, below,

         and

                  BankBoston Retail Finance Inc. (in such capacity, the "Collateral Agent"), as agent for the ratable benefit of the Administrative Agent and the Term Lender;

         and

                  Back Bay Capital Funding LLC (in such capacity, the "Term Lender"), a limited liability company with offices at 40 Broad Street, Boston, Massachusetts 02109,

         and

                  JBI Apparel, Inc. (hereinafter, the "Borrower"), a Massachusetts corporation with its principal executive offices at 555 Turnpike Street, Canton, Massachusetts 02021 in consideration of the mutual covenants contained herein and benefits to be derived herefrom,


                                   WITNESSETH:
I.   Article 1-Definitions:

     As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

     "Accounts"  and  "Accounts   Receivable"   include,   without   limitation,
          "accounts" as defined in the UCC, and also all: accounts, accounts receivable, credit card receivables, notes, drafts, acceptances, and other forms of obligations and receivables and rights to payment for credit extended and for goods sold or leased, or services rendered, whether or not yet earned by performance; all "contract rights" as formerly defined in the UCC; all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

     "ACH":   Automated clearing house.

     "Account Debtor": Has the meaning given that term in the UCC.

     "Administrative Agent":    Is defined in the Preamble.

     "Administrative Agent's Fee":      As defined in the Fee Letter.

     "Affiliate" With respect to any two Persons,  a  relationship  in which (a)
          one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (b) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (c) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

     "Agent": Collectively and each individually, the Administrative Agent and the Collateral Agent.

     "Agent's Rights and Remedies":     Is defined in Section .12-6

     "Availability":   Is defined in Section .2-1(b)(i)

     "Availability Block":      Is defined in Section 2-1(e).

     "Availability  Reserves":  Such reserves as the  Administrative  Agent from time to  time  determines  in the  Administrative  Agent's  reasonable discretion as being appropriate to reflect the impediments to the Administrative Agent's ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:
                           (i)      Rent   (based  upon  past  due  rent  and/or
                                    whether or not Landlord's Waiver, acceptable
                                    to the Collateral Agent , has been received
                                    by the Agent ).
                           (ii)     In store customer credits.
                           (iii)    Gift Certificates.
                           (iv)     Frequent Shopper Programs.
                           (v)      Layaways and Customer Deposits
                           (vi)     Taxes   and  other   governmental   charges,
                                    including, ad valorem, personal property,
                                    and other taxes  which  might have  priority
                                    over   the   security   interests   of   the
                                    Collateral Agent in the Collateral.
                           (viii)   L/C Landing Costs.
                           (ix)     Year 2000 compliance.
                           At  the  execution  of  this   Agreement,   the  only
                  Availability Reserves are those described in Section 2-3.

     "Bankruptcy Code":  Title 11, U.S.C., as amended from time to time.

     "Base": The Base Rate announced from time to time by BankBoston, N.A. (or any successor in interest to BankBoston, N.A.). In the event that said bank (or any such successor) ceases to announce such a rate, "Base" shall refer to that rate or index announced or published from time to time as the Administrative Agent, in good faith, designates as the functional equivalent to said Base Rate. Any change in "Base" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Base" is being set. In all events, interest which is determined by reference to Base (or any successor to Base) shall be calculated on a 360 day year and actual days elapsed.

     "BaseLine Amount":   An amount equal to the following:
         (a)      The following percentage of the appraised value of
                           Eligible Inventory:
                           Until and including August 28, 1999:      95%
                           Commencing August 29, 1999:               90%
                  Minus

         (b) The aggregate of the unpaid principal balance of the Term Loan plus accrued and unpaid PIK Interest

     "Blocked Account":         Is defined in Section 8-3

     "Borrower":       Is defined in the Preamble.

     "Borrowing Base": Is defined in Section 2-1(b)(i)

     "BusinessDay": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the Administrative Agent is not open to the general public to conduct business.

     "Business Plan":  The  Borrower's  business plan annexed  hereto as EXHIBIT
          6-12(b) and any revision, amendment, or update of such business plan to which the Administrative Agent has provided its written sign-off. "Capital Expenditures": The expenditure of funds or the incurence of liabilities which may be capitalized in accordance with GAAP.

     "Capital Lease": Any lease which may be capitalized in accordance with GAAP.

     "Casual Male":    The Casual Male, Inc., a Massachusetts corporation.

     "Casual Male Credit Facility":  The credit facility established on or about
          May 30, 1997 among The Casual Male and others, on the one hand and Fleet National Bank as Administrative Agent and others, on the other, as such credit facility may be amended from time to time hereafter.

     "Change in Control": (a) The failure of JBI to own, beneficially and of record, 100% of the capital stock of the Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Borrower.
               (b) The occurrence of any event or
                  circumstance such that JBI does not have the power to elect a majority of the directors of the Borrower.

     "Chattel Paper":  Has the meaning given that term in the UCC.

     "Collateral":     Is defined in Section 9-1.

     "Collateral Agent":  Is defined in the Preamble

     "Commitment Fee": As defined in the Fee Letter

     "Commitment":     Subject to 2-19, as follows:

                                                   DOLLAR                     COMMITMENT
         LENDER                                    COMMITMENT                 PERCENTAGE
         ------                                    ----------                 ----------
         BankBoston Retail Finance Inc.            $20,000,000.00             100%

     "Concentration Account":   Is defined in Section 8-3.

     "Cost": The product of (a) one minus that percentage which is derived from the cumulative purchase markup multiplied by (b) the retail value of Inventory, as reflected on the Borrower's stock ledger.
                           ("Cost"  does not  include  inventory  capitalization
                  costs or other non-purchase price charges (such as freight out) used in the Borrower's calculation of cost of goods sold).

     "Costs  of  Collection":   Includes,  without  limitation,  all  attorneys'
          reasonable fees and reasonable out-of-pocket expenses incurred by any Administrative Agent's attorneys or any Lender's and all reasonable costs incurred by any Agent or any Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of any Agent or any Lender, which costs and expenses are directly or indirectly related to or in respect of any Administrative Agent's and any Lender's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Administrative Agent's Rights and Remedies and/or any of the rights and remedies of any Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Administrative Agent's option may bear interest at the highest post-default rate which the Administrative Agent may charge the Borrower hereunder as if such had been lent, advanced, and credited by the Administrative Agent to, or for the benefit of, the Borrower.

     "Credit Card Advance Rate":        75%.

     "Customer Credit Liability": Gift certificates, merchandise credits, and similar liabilities of the Borrower to its retail customers and prospective customers.

     "Current Pay Interest":    Is defined in Section 3-4(a)(i).

     "DDA": Any checking or other demand daily depository account maintained by the Borrower.

     "Deposit Account":   Has the meaning given that term in the UCC.

     "Documents":  Has the meaning given that term in the UCC.

     "Documents of Title":   Has the meaning given that term in the UCC.

     "Dollar Commitment": As provided in the Definition of "Commitment", above.

     "EBITDA": The Borrower's earnings before interest, taxes, depreciation, and amortization, each as determined in accordance with GAAP.

     "Eligible Credit Card Receivables": Those amounts which from time to time are due and owing to the Borrowers by its credit card processors as the Agent, in the Agent's discretion, determines to be acceptable for borrowing purposes.

     "Eligible Inventory":  Such of the Borrower's Inventory, at such locations, and of such types, character, qualities and quantities, as the Administrative Agent, in its sole discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Collateral Agent has a perfected security interest which is prior and superior to all security interests, claims, and encumbrances. Without limiting the foregoing, "Eligible Inventory" shall not include (i) any non-merchandise inventory (such as labels, bags, and packaging materials); (ii) damaged goods, return to vendor merchandise, packaways, consigned inventory, and other similar categories which will be determined following completion of due diligence.

     "Eligible In-Transit Inventory":  Such of the Borrower's Inventory (without duplication as to Eligible Inventory or Eligible L/C Inventory) which the Administrative Agent determines, in the exercise of the Administrative Agent's reasonable discretion to be acceptable for borrowing, which Inventory is then in transit (other than between any of the Borrower's locations), as to which Inventory, the Collateral Agent either (a) has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances or (b) is otherwise reasonably satisfied that the interests of the Collateral Agent therein are sufficiently protected (such as by being named in a letter from the Borrowers to the Administrative Agent as consignee on, or having possession or control of the documents of title applicable to, such Inventory or such inventory's being en route to a customs broker which is party to an agreement with the Collateral Agent which is reasonably satisfactory to the Administrative Agent ) so as to include such Inventory in the calculation of "Availability".

     "Eligible  L/C  Inventory":  Such  of  the  Borrower's  Inventory  (without duplication as to Eligible Inventory or Eligible In Transit Inventory), the purchase of which is supported by a documentary L/C then having an initial expiry of seventy five or less days, provided that
                           (a) Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Administrative Agent in its discretion from time to time determines to be eligible for borrowing; and
                           (b) The  documentary  L/C  supporting  such  purchase
                  names the Collateral Agent as consignee of the subject Inventory and the Collateral Agent has control over the documents which evidence ownership of the subject Inventory.

     "Employee Benefit Plan":   As defined in ERISA.

     "Encumbrance":    Each of the following:
                           (a) Any security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.
                         (b) The filing of any financing statement under the UCC or comparable law of any jurisdiction.

     "End Date": The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of any Working Capital Lender and the Term Lender to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

     "Environmental Laws":     All of the following:
                           (a) Any and all  federal,  state,  local or municipal
                  laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.
                           (b) The common law  relating  to damage to Persons or
                  property from Hazardous Materials.

     "Equipment": Includes, without limitation, "equipment" as defined in the UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower's business, and any and all accessions or additions thereto, and substitutions therefor.

     "ERISA": The Employee Retirement Security Act of 1974, as amended.

     "ERISA Affiliate": Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

     "Events of Default": Is defined in Article 11. Each reference herein to an "Event of Default" is to an Event of Default not then duly waived by the Lender (as to which due waiver, see Section 15-4, 15-4(a)). In the event of such due waiver, the so-waived Event of Default shall be deemed never to have occurred (other than with respect to any Costs of Collection incurred by any Lender prior to such waiver).

     "Fee Letter":  The Commitment  Letter  (including  Exhibit A thereto) dated
          April  26,  1999  between  BankBoston  Retail  Finance  Inc.  and  the
          Borrower.

     "Fixtures":  Has the meaning given that term in the UCC.

     "GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Agent, (a) the Borrower's compliance with the financial performance covenants imposed pursuant to Section 6-12 shall be determined as if such Material Accounting Change had not taken place and (b) the Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by the Borrower's chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

     "General Intangibles":  Includes, without limitation, "general intangibles"
          as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; Internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

     "Goods": Has the meaning given that term in the UCC.

     "Guarantor": Collectively, JBI and Morse Shoe, Inc. (a Delaware corporation with its principal executive offices at 555 Turnpike Street, Canton, Massachusetts, 02021).

     "Hazardous Materials": Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

     "Indebtedness":  All  indebtedness  and  obligations  of or  assumed by any
          Person on account of or in respect to any of the following:
                           (a) In  respect  of  money  borrowed  (including  any
                  indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.
                           (b) In  connection  with  any  letter  of  credit  or
                  acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).
                           (c) In  connection  with  the  sale  or  discount  of
                  accounts receivable or chattel paper of such Person.
                           (d)      On account of deposits or advances.
                           (e)      As lessee under Capital Leases.
                           (f) In connection with any sale and leaseback transaction.
     "Indebtedness" also includes:
                                    (x)  Indebtedness  of others  secured  by an
                           Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.
                                    (y) Any guaranty, endorsement, suretyship or
                           other undertaking pursuant to which that Person may be liable on account of any obligation of any third party, other than on account of the endorsement of checks and other items in the ordinary course.
                                    (z) The  Indebtedness  of a  partnership  or
                           joint venture in which such Person is a general partner or joint venturer.

     "Indemnified Person":   Is defined in Section 15-12.

     "Instruments":  Has the meaning given that term in the UCC.

     "Inventory": Includes, without limitation, "inventory" as defined in the UCC and also all: packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrower, or used or consumed or to be used or consumed in the Borrower's business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all documents (whether or not negotiable) which represent any of the foregoing.

     "Inventory Advance Rate":  65%.

     "Inventory Appraisal Cap": 80%.

     "Inventory Reserves": Such Reserves as may be established from time to time by the Administrative Agent in the Administrative Agent's reasonable discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or the Eligible L/C Inventory or which reflect such other factors as affect the market value of the Eligible Inventory or the Eligible L/C Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:
                                    (i)     Obsolescence  (determined based upon
                                            Inventory  on  hand  beyond  a given
                                            number of days).
                                    (ii)    Seasonality.
                                    (iii)   Shrinkage.
                                    (iv)    Imbalance.
                                    (v)     Change in Inventory character.
                                    (vi)    Change in Inventory composition
                                    (vii)   Change in Inventory mix.
                                    (viii)  Markdowns (both permanent and point
                                            of sale)
                                    (ix)    Retail     markons    and    markups
                                            inconsistent   with   prior   period
                                            practice and  performance;  industry
                                            standards;  current  business plans;
                                            or advertising  calendar and planned
                                            advertising events.
                           At the execution of this Agreement,  the only
                  Inventory  Reserves are as those described in Section 2-3

     "Investment Property":  Has the meaning given that term in the UCC.

     "Issuer":  The issuer of any L/C.

     "JBI": JBI, Inc. a Massachusetts corporation with its principal executive offices at 555 Turnpike Street, Canton, Massachusetts, 02021.

     "L/C": Any letter of credit, the issuance of which is procured by the Agent for the account of the Borrower and any acceptance made on account of such letter of credit.

     "Landlord Lien States": Those states under whose law, as has been reasonably determined by the Agent, a landlord may have a claim against Collateral located on the premises of that landlord for unpaid rent which may be senior to the security interests created herein.

     "Lease": Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space or asset.

     "Leasehold Interest": Any interest of the Borrower as lessee under any Lease.

     "Lender ": Collectively and each individually, each Working Capital Lender, and the Term Lender.

     "Liabilities" (in the singular, "Liability"): Includes, without limitation, all and each of the following, whether now existing or hereafter arising:
                           (a) Any  and all  direct  and  indirect  liabilities,
                  debts, and obligations of the Borrower to any Agent or any Lender, each of every kind, nature, and description owing on account of this Agreement or any other Loan Document or any service or accommodation provided to, or for the account of the Borrower pursuant to this Agreement or any other Loan Document, including cash management services or the issuance of any L/C.
                           (b) Each  obligation  to  repay  any  loan,  advance,
                  indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to any Agent or any Lender (including all future advances whether or not made pursuant to a commitment by any Agent or any Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, or contingent.
                           (c) All notes and other  obligations  of the Borrower
                  now or hereafter assigned to or held by any Agent or any Lender, each of every kind, nature, and description, other than notes or other obligations which constitute Permitted SubDebt.
                           (d) All interest, fees, and charges and other amounts
                  which may be charged by any Agent or any Lender to the Borrower and/or which may be due from the Borrower to any Agent or any Lender from time to time.
                           (e) All costs and  expenses  incurred  or paid by any
                  Agent or any Lender in respect of any agreement between the Borrower and Agent or any the Lender or instrument furnished by the Borrower to any Agent or any Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).
                           (f) Any and all  covenants of the Borrower to or with
                  any Agent or any Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and any Agent or any Lender or instrument furnished by the Borrower to any Agent or any Lender.
                           (g) Each of the foregoing as if each reference to the
                  " any Agent and any Lender " therein were to each Affiliate of any Agent or any Lender.

     "Line (Unused) Fee":  Is defined in Section 2-13.

     "Loan Account":   Is defined in Section 2-7.

     "LoanDocuments": This Agreement, each instrument and document executed and/or delivered as contemplated by Section 3.2 or Article 4, below, and each other instrument or document from time to time delivered in connection with the arrangements contemplated by this Agreement.

     "Local DDA": A depository account maintained by the Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

     "Material Accounting Change": Any change in GAAP applicable to accounting periods subsequent to the Borrower's fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrower's financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place or where preparation of the Borrower's statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 6-12 where such a breach would not have occurred if such change had not taken place or visa versa.

     "Maturity Date":   May 31, 2001.

     "Operating Account":  Is defined in Section 8-3.

     "Participant":    Is defined in Section 15-16, hereof.

     "Permitted Investments":   Any of the following:
                  (a) Marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by a Borrower; demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000.00; securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's; investments in common and preferred stock traded on national securities exchanges, provided that the aggregate amount at any one time invested does not exceed $50,000.00.
                           (b)  Loans permitted pursuant to Section 5-20(c).

     "Permitted  Encumbrances":  Encumbrances  on  properties  to secure  taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not then overdue; deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations; Encumbrances of carriers, warehousemen, mechanics and materialmen, and other like Encumbrances on properties in existence less than 40 days from the date of creation thereof in respect of obligations not overdue; Encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's Encumbrances under leases to which the Borrower is a party, and other minor Encumbrances or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, which defects do not individually or in the aggregate have a materially adverse effect on the business of any Borrower individually or of the Borrowers as a whole; Encumbrances in favor of the Administrative Agent under the Loan Documents.

     "Permitted Overhead Contributions": Payments to JBI towards corporate overhead, not to exceed the greater of the following (measured on a fiscal quarterly basis):
                           (a) Those amounts agreed to by the Borrower and JBI (subject to those limitations as are included in the overhead expense allocation protocol between the Borrower and JBI
                  or
                           (b) 110% of such corporate overhead payments, as reflected on the Business Plan.

     "Permitted  SubDebt":  The  Indebtedness  evidenced by the  Borrower's  13%
          Senior Subordinated Notes issued on or about the date of this Agreement and due December 31, 2001.

     "Person": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

     "PIK Interest": Defined in Section 3-4(a)(ii).

     "Proceeds": Includes, without limitation,  "Proceeds" as defined in the UCC
          (defined below), and each type of property described in Section 9-1 hereof.

     "Receipts": All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

     "Receivables Collateral": That portion of the Collateral which consists of the Borrower's Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, letters of credit for the benefit of the Borrower, and bankers' acceptances held by the Borrower, and any rights to payment.

     "Related Entity": (a) Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of the Borrower; could have such enterprise's tax returns or financial statements consolidated with the Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; controls or is controlled by the Borrower or by any Affiliate of the Borrower.
                        (b)     Any Affiliate.

     "Repp Purchase Agreement":  The Asset Purchase Agreement, dated as of April
          30, 1999 between J. Baker, Inc. and Edison Brothers Stores, Inc. and Edison Brothers Apparel Stores, Inc., the rights of J. Baker, Inc. under which have been assigned to the Borrower.

     "Repp Purchase Documents": Repp Purchase Agreement and all documents to be executed or delivered in connection with the purchase and sale contemplated by the Repp Purchase Agreement.

     "Repp Division": The  Repp,  LTD  and  Repp  by Mail  divisions  of  Edison
          Brothers Stores, Inc. and Edison Brothers Apparel Stores, Inc.

      "Requirement of Law":      As to any Person:
                          (a) All  statutes,  rules,  regulations,  orders,  or
                  other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.
                           (b) That Person's charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and (c) that Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

     "Reserves": All (if any) Availability Reserves and Inventory Reserves.

     "Revolving Credit":   Is defined in Section 2-1.

     "Revolving Credit Notes":  Is defined in Section 2-8.

     "Revolving Loan Ceiling":
                   The lesser of
                           (a) $20,000,000.00; or
                           (b) the result of:
                               (i)  the BaseLine Amount;
                           plus
                               (ii) The lesser of the following:
                                  (A) The Credit Card Advance Rate of the aggregate face amount of under 5 day Eligible Credit Card Receivables .
                                  (B) $400,000.00
                           Plus
                               (iii) The  Special  Inventory  Advance  Rate of
                           the Cost of Eligible  L/C  Inventory (net of
                           Inventory Reserves).

                           Plus

                               (iv) The Special Inventory Advance Rate of the Cost of Eligible In Transit Inventory
                           (net of Inventory Reserves)

     "Sale Order":  An  order of the  Bankruptcy  Court  entered  in the  Edison
          Brothers Chapter 11 Case, in form satisfactory to the Agent and the Term Lender, approving the consummation of the transaction contemplated by the Repp Purchase Documents.

     " Special Inventory Advance Rate": 55%.

     "Stated Amount":  The maximum amount for which an L/C may be honored.

     "Store": A location at which the Borrower regularly offers Inventory for sale to the public.

     "Suspension Event": Any occurrence,  circumstance,  or state of facts which
          (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

     "Term Lender":  Defined in the Preamble to this Agreement.

     "Term Loan":  Defined in Section 3-1(a).

     "Term Loan Commitment Fee":   As defined in the Fee Letter.

     "Term Loan Monitoring Fee":   As defined in the Fee Letter.

     "Term Note":      Defined in Section 3-2.

     "Termination Date": The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 11-12 hereof; or (c) date set by notice by the Agent to the Borrower, which notice sets the Termination Date on account of the occurrence of any Event of Default other than as described in Section 11-12 hereof.

     "UCC": The Uniform  Commercial Code as presently in effect in Massachusetts
          (Mass. Gen. Laws, Ch.106).

     "Working Capital Lenders": Defined in the Preamble to this Agreement

     "Year 2000 Compliant": Computer applications, imbedded microchips, and other systems and subsystems which properly recognize and perform their intended function without any adverse effect on account of their respective inability to recognize certain dates prior to, on, and after December 31, 1999 or on account of their treating any date prior to, on, or after December 31, 1999 other than as the specific date in question.

II.  Article 2-The Revolving Credit:

         2-1.     Establishment of  Revolving Credit
                  (a) The Working Capital Lenders hereby establish a revolving line of credit (the "Revolving Credit") in the Borrower's favor pursuant to which each Working Capital Lender, subject to, and in accordance with, this
Agreement, acting through the Administrative Agent, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein, in each instance equal to that Working Capital Lender's Commitment Percentage of Availability, up to the maximum amount of that Working Capital Lender's Dollar Commitment. Subject to the Availability Block (as to which, see Section 2-1(e)) the amount available for borrowing under the Revolving Credit shall be determined by the Administrative Agent by reference to Availability, as determined by the Administrative Agent from time to time.
                  (b) As used herein, the following terms have the following meanings:
                           (i) "Availability" refers at any time to the result of the following:
                           (A)      Borrowing Base.
                           Minus
                           (B) The then unpaid principal balance of the Loan Account. Minus (C) The then Stated Amount of all L/C's.
                          (ii) "Borrowing  Base"  refers at any time to the
                                    lesser of  2-1(b)(ii)(A)  or  2-1(b)(ii)(B),
                                    where:
                           (A) is the Revolving Loan Ceiling. (B) is the result of the following:
                                    (I) The  lesser  of the  following:  (1) The
                                    Credit Card  Advance  Rate of the  aggregate
                                    face amount of under 5 day  Eligible  Credit
                                    Card Receivables .
                                    (2)     $400,000.00
                           Plus
                                    (II) lesser of the  following: (1) The
                                    Inventory Advance   Rate  of  the  Cost  of
                                    Eligible Inventory (net of Inventory
                                    Reserves).  (2) The Inventory Appraisal Cap
                                    of the appraised liquidation value of
                                    Eligible Inventory (net of Inventory
                                    Reserves).
                           Plus
                                   (III) The Special  Inventory Advance Rate of
                                         the Cost of  Eligible   L/C  Inventory
                                         (net  of Inventory Reserves).
                           Plus
                                   (IV)  The Special  Inventory  Advance Rate
                                         of the Cost of Eligible In-Transit
                                         Inventory (net of Inventory Reserves).
                           Minus
                                   (V) The then aggregate of the Availability Reserves.

                  (c)   Availability   shall  be  based  upon   Borrowing   Base
Certificates furnished as provided in Section 6-4 hereof.
                  (d) The proceeds of the initial borrowings under the Revolving
Credit shall be used solely to acquire the assets of the Repp Division in accordance with the Repp Purchase Documents and for the costs of the establishment of the credit facilities contemplated by the Loan Documents and thereafter shall be used in accordance with the Business Plan for working capital purposes of the Borrower and for its Capital Expenditures, in all events solely to the extent permitted by this Agreement.
                  (e) At the  execution  of this  Agreement,  there  shall be an
Availability Block (so referred to herein) of $500,000.00. The Availability Block shall remain in effect until the validation of the Borrower's Inventory following the completion of a physical count thereof, as contemplated by the Repp Purchase Agreement and the release by the Escrow Agent (as defined therein) of any funds being held by the Escrow Agent pending completion of such physical count and validation.

         2-2. Advances in Excess of Borrowing Base. No Lender has any obligation to make any loan or advance, or otherwise to provide any credit for the benefit of the Borrower such that the aggregate of the balance of the Loan Account plus the then Stated Amount of all L/C's exceeds the Borrowing Base. The making of loans, advances, and credits and the providing of financial accommodations in excess of the Borrowing Base is for the benefit of the Borrower and does not affect the obligations of the Borrower hereunder; such loans, advances, credits, and financial accommodations constitute Liabilities. The making of any such loans, advances, and credits and the providing of financial accommodations, on any one occasion such that the Borrowing Base is exceeded shall not obligate any Lender to make any such loans, credits, or advances or to provide any financial accommodation on any other occasion or to permit such loans, credits, or advances to remain outstanding.

         2-3.  Initial Reserves. Changes to Reserves.
                  (a) At the execution of this Agreement, the only Reserves are as follows:
                           (i)      Availability Reserves:
                             (A) 50% of the aggregate of Customer Credit
                                 Liabilities.
                             (B) Three months rent for all locations in Landlord
                                 Lien States for which the Borrower  has not
                                 provided  the Agent with a landlord  lien or
                                 subordination in form reasonably satisfactory to the Agent.
                           (ii) Inventory Reserves: A reserve for shrinkage,
         initially   set   at $100,000.00  and increased,  on the first day of
         each month, by 0.8% of the year to date sales until the Borrower's inventory is relieved to reflect the results of a physical inventory (at which time, the Reserve shall be relieved and likewise begin to accrete).
                  (b) The Administrative Agent shall provide not less than five days prior notice to the Borrower of the establishment of any Reserve (other than those established at the execution of this Agreement) except that a change to a then existing Reserve, which change reflects changed circumstances (such as a change to the Inventory Reserve for shrinkage), may be made without such notice.

         2-4. Risks of Value of Collateral. The Administrative Agent's reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Administrative Agent or any Working Capital Lender relative to the actual value of the asset in question. All risks concerning the saleability of the Borrower's Inventory are and remain upon the Borrower. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Administrative Agent or by any Working Capital Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

         2-5.  Loan Requests.
                  (a) Subject to the provisions of this Agreement, a loan or advance under the Revolving Credit duly and timely requested by the Borrower shall be made pursuant hereto, provided that:
                           (i)      Borrowing Base will not be exceeded; and
                           (ii) The Revolving Credit has not been suspended as provided in Section 2-5(h).
                  (b) Requests for loans and advances under the Revolving Credit may be requested by the Borrower in such manner as may from time to time be acceptable to the Administrative Agent.
                  (c) Subject to provisions of this Agreement, a request for a loan or advance (in each instance in an amount which is not less than $10,000.00) shall be made by 1:00 PM on a Business Day will be made by the end of business on that Business Day; otherwise, by the end of the then next Business Day.
                  (d) Any request for a Revolving Credit Loan made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day, as applicable. Each request for a Revolving Credit Loan shall be made in such manner as may from time to time be acceptable to the Administrative Agent
                  (e) The Borrower may request that the Administrative Agent cause the issuance of L/C's for the account of the Borrower as provided in
Section 2-16.
                  (f) The Administrative Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Administrative Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Administrative Agent's being furnished with such documentation concerning that Person's authority to act as may be satisfactory to the Administrative Agent.
                  (g) A request by the Borrower for loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:
                           (i) There has been no material adverse change in the Borrower's financial condition from the most recent financial information furnished Administrative Agent or any Lender pursuant to this Agreement.
                           (ii) The Borrower is in compliance with, and has not breached any of, its covenants contained in this Agreement.
                           (iii) Each representation, not relating to a specific date, made herein or in any of the Loan Documents (defined below) is then true and correct in all material respects as of and as if made on the date of such request (except (A) to the extent of changes resulting from transactions contemplated or permitted by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse and (B) to the extent that such representations and warranties expressly relate to a then earlier date).
                           (iv)     No Suspension Event is then extant.
                  (h) Upon the occurrence from time to time of any Suspension
Event:
                           (i) The Administrative Agent may suspend the Revolving Credit immediately.
                           (ii) Neither the Administrative Agent nor any Lender shall be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C.

         2-6.     Making of Loans Under Revolving Credit.
                  (a) A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Borrower.
                  (b) A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrower shall be indebted to the Administrative Agent and the Working Capital Lenders for the amount thereof immediately) at the following:
                           (i) The Administrative Agent's initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrower's instructions (if such loan or advance is of funds requested by the Borrower).
                           (ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).
                  (c) There shall not be any recourse to or liability of the Administrative Agent or any Working Capital Lender, on account of:
                           (i) Any delay, beyond the reasonable control of the Agents or any Working Capital Lender, in the making of any loan or advance requested under the Revolving Credit.
                           (ii) Any delay, beyond the reasonable control of the Agents or any Working Capital Lender, in the proceeds of any such loan or advance constituting collected funds.
                           (iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Administrative Agent in accordance with wire instructions provided to the Administrative Agent by the Borrower.

         2-7.     The Loan Account.
                  (a) An account ("Loan Account") shall be opened on the books of the Administrative Agent. A record may be kept in the Loan Account of all loans made under or pursuant to the Revolving Credit and of all payments thereon.
                  (b) The Administrative Agent may also keep a record (either in the Loan Account or elsewhere, as the Administrative Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Administrative Agent and each Lender on account of the Liabilities and of all credits against such amounts so owed.
                  (c) All credits against the Liabilities shall be conditional upon final payment to the Administrative Agent for the account of each Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against Administrative Agent or any Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.
                  (d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Administrative Agent may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.
                  (e) The Administrative Agent, without the request of the Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Administrative Agent or any Lender is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Borrowing Base's being exceeded. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent's rights and Borrower's obligations under Section 2-9(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2-7(e) shall bear interest as provided at the then applicable rate for loans under the Revolving Credit.
                  (f) In the absence of manifest error, any statement rendered by the Administrative Agent or any Working Capital Lender to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Administrative Agent with written objection thereto within Thirty
(30) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. In the absence of manifest error, the Loan Account and the Administrative Agent's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

         2-8. The Revolving Credit Notes. The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by Notes (each, a "Revolving Credit Note") in the form of EXHIBIT 2-8, annexed hereto, executed by the Borrower, one payable to each Working Capital Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that any Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Administrative Agent.

         2-9.  Payment of The Loan Account.
                  (a) The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.
                  (b) The Borrower, without notice or demand from the Administrative Agent or any Working Capital Lender, shall pay the Administrative Agent that amount, from time to time, which is necessary so that the unpaid balance of the Loan Account does not exceed the Borrowing Base.
                  (c) The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

         2-10.    Interest.
                  (a) The unpaid principal balance of the Loan Account shall bear interest, until repaid (calculated based upon a 360-day year and actual days elapsed), at the aggregate of Base plus 1% per annum.
                  (b) Following the occurrence of any Event of Default (and whether or not the Administrative Agent exercises any of the Administrative Agent's rights on account of such Event of Default), all loans and advances made under the Revolving Credit shall bear interest, at the option of the Administrative Agent at a rate which is the aggregate of the rate provided for in Section 2-10(a), above, plus Two Percent (2%) per annum.
                  (c)      Accrued interest shall be payable:
                           (i) Monthly in arrears on the first day of the month next following that during which such interest accrued.
                           (ii)     On the Termination Date.
                           (iii)    On the End Date.

         2-11. Commitment Fee As compensation for the respective commitments of those Persons who are Working Capital Lenders at the execution of this Agreement to make loans and advances to the Borrower and as compensation for the such Lenders' respective maintenance of sufficient funds available for such purpose, the such Lenders have earned the Commitment Fee (so referred to herein) in the amount and payable as provided in the Fee Letter.

         2-12.  Administrative Agent's Fee.
                  (a) In addition to any other fee or expense paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Administrative Agent the Administrative Agent's Fee (so referred to herein) in the amount and payable as provided in the Fee Letter.
                  (b) Except as provided in Section 2-12(c), upon the termination of the Revolving Credit and, at the Administrative Agent's option, upon the occurrence of any Event of Default described in Section 11-12, any remaining installments of the Administrative Agent's Fee shall be immediately due and payable.
                  (c) In the event of a refinancing of the Revolving Credit in a credit facility which is agented or fully funded by the Administrative Agent or any affiliate of the Administrative Agent, the Administrative Agent shall waive any remaining installments of the Administrative Agent's Fee which would otherwise be due pursuant to Section 2-12(b).

         2-13. Line (Unused) Fee. In addition to any other fee by the Borrower on account of the Revolving Credit, the Borrower shall pay the Administrative Agent, for the account of the Working Capital Lenders, a Line (Unused) Fee (so referred to herein) in arrears, on the first day of each month (and on the Termination Date). The Line (Unused) Fee shall be equal to 0.5% per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Loan Ceiling and the aggregate of the unpaid principal balance of the Loan Account plus the Stated Amount of all then outstanding L/C's.

         2-14 Concerning Fees. Except as provided in Section 2-12(c), the Borrower shall not be entitled to any credit, rebate or repayment of the Commitment Fee, Administrative Agent's Fee, Line (Unused) Fee (but only through the effective date of such termination), Collateral Monitoring Fee or other fee previously earned by any Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or suspension or termination of the Administrative Agent's and any Lender's respective obligation to make loans and advances hereunder.

         2-15.    Agent's and Lenders' Discretion.
                  (a) Each reference in the Loan Documents to the exercise of discretion or the like by any Agent or any Lender shall be to that Person's exercise of its judgment, in good faith (which shall be presumed), based upon that Person's consideration of any such factor as that Agent or that Lender, taking into account information of which that Person then has actual knowledge, believes:
                           (i) Will or reasonably could be expected to affect, in more than a de minimus manner, the value of the Collateral, the enforceability of the Collateral Administrative Agent's security and collateral interests therein, or the amount which the Collateral Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Collateral Administrative Agent's realizing upon the Collateral and likely Costs of Collection).
                           (ii) Indicates that any report or financial information delivered to any Agent or any Lender by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement.
                           (iii)    Constitutes a Suspension Event.
                  (b) In the exercise of such judgment, each Agent and each Lender also may take into account any of the following factors:
                           (i) Those included in, or tested by, the definitions of "Eligible Inventory," "Retail," and "Cost".
                           (ii) Material changes in or to the mix of the Borrower's Inventory.
                           (iii) Seasonality with respect to Borrower's Inventory and patterns of retail sales.
                  (c) The burden of establishing the failure of any Agent or any Lender to have acted in a reasonable manner in such Person's exercise of discretion shall be the Borrower's.

         2-16.    Procedures For Issuance of L/C's.
                  (a) The Borrower may request that the Administrative Agent cause the issuance of L/C's for the account of the Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Administrative Agent.
                  (b) The Administrative Agent will endeavor to cause the issuance of any L/C so requested by the Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2-5(h) and if so issued:
                           (i) The aggregate Stated Amount of all L/C's then outstanding, does not exceed Seven Million Dollars ($7,000,000.00).
                           (ii) The expiry of the L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date or the following:
                    (A) Standby's: One (1) year from initial issuance. (B) Documentary's: One Hundred
                                    Eighty (180) days from  issuance.  Borrowing
                                    Base would not be exceeded.
                  (c) The Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.
                  (d) There shall not be any recourse to, nor liability of, the Administrative Agent or any Lender on account of any delay or refusal by an Issuer to issue an L/C or any action or inaction of an Issuer on account of or in respect to, any L/C, except where there is a specific finding in a judicial proceeding (in which the Administrative Agent has had an opportunity to be heard), from which finding no further appeal is available, that the subject action or omission to act had been in actual bad faith or grossly negligent or constituted willful misconduct.
                  (e) The Borrower shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place. The Administrative Agent, without the request of the Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which the Borrower, the Issuer, or the Lenders become obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not a Suspension Event is then extant or such advance would result in Borrowing Base's being exceeded. Such action shall not constitute a waiver of the Administrative Agent's rights under Section hereof.

         2-17.    Fees For L/C's.
                  (a) The Borrower shall pay to the Administrative Agent a fee, on account of L/C's, the issuance of which had been procured by the Administrative Agent, monthly in arrears, and on the Termination Date and on the End Date, equal to 2.0 % per annum of the weighted average Stated Amount of all L/C's outstanding during the period in respect of which such fee is being paid.
                  (b) In addition to the fee to be paid as provided in Subsection 2-17(a), above, the Borrower shall pay to the Administrative Agent (or to the Issuer, if so requested by Administrative Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

         2-18.    Concerning L/C's.
                  (a) None of the Issuer, the Issuer's correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:
                           (i) The performance by any beneficiary under any L/C of that beneficiary's obligations to the Borrower.
                           (ii) The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.
                  (b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.
                  (c) The Borrower may instruct the Issuer concerning the designation of any advising bank, paying bank, and negotiating bank, it being understood that the Issuer shall honor such designation to the extent then practicable.
                  (d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower. The Issuer shall have discharged the Issuer's obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). None of the Administrative Agent, any Lender, nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.
                  (e) The Administrative Agent's, each Working Capital Lender's, and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.
                  (f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, the L/C will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.
                  (g) If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:
                           (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Administrative Agent, any or any Issuer has an obligation to lend to fund drawings under any L/C; or
                           (ii)     impose on any Issuer any other condition or
requirements  relating to any such letters of credit;
and the result of any event referred to in Section 2-18(g)(i) or 2-18(g)(ii), above, shall be to increase the cost to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Administrative Agent and delivery by the Administrative Agent to the Borrower of a certificate of an officer of the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Administrative Agent, from time to time as specified by the Administrative Agent, such amounts as shall be sufficient to compensate such Issuer for such increased cost. In the absence of manifest error, any Issuer's determination of costs incurred under Section 2-18(g)(i) or 2-18(g)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer's certificate, shall be conclusive and binding on the Borrower.
                  (h) The obligations of the Borrower under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:
                           (i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.
                           (ii) The Borrower's consent to the amendment or waiver of or any departure from, any L/C.
                           (iii) The existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C.
                           (iv) Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.
                  (i)     Each Issuer shall be deemed to have agreed as follows:
                           (i) That any action taken or omitted by that Issuer,
that Issuer's correspondents, or any advising, negotiating or paying bank with respect to any L/C and the related drafts and documents, shall be done in good faith and in compliance with foreign or domestic laws.
                           (ii) That the Borrower  shall not be required to
indemnify the Issuer, the Issuer's correspondents, or any advising, negotiating or paying bank with respect to any L/C for any claims, damages, losses, liabilities, costs or expenses to the extent, caused by (x) the willful misconduct or gross negligence of the Issuer, the Issuer's correspondents, or any advising, negotiating or paying bank with respect to any L/C in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.

         2-19     Lenders' Commitments.
                  (a) The obligations of each Working Capital Lender are several and not joint. No Working Capital Lender shall have any obligation to make any loan or advance under the Revolving Credit in excess of the lesser of
                           (i)  that Working  Capital  Lender's  Commitment
 Percentage  of the subject loan or  advance or of Availability; or
                           (ii) that Working Capital Lender's Dollar Commitment,
                  (b) No Working Capital Lender shall have any liability to the Borrower on account of the failure of any other Working Capital Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.
                  (c) The Dollar Commitments, Commitment Percentages, and identities of the Working Capital Lenders (but not the overall Commitment) may be changed, from time to time by the reallocation or assignment of Dollar Commitments and Commitment Percentages amongst the Lenders or with other Persons who determine to become "Lenders", provided, however, any such assignment or reallocation shall be on a pro-rata basis such that each reallocated or assigned Dollar Commitment to any Person remains the same percentage of the overall Commitment (in terms of dollars) as the reallocated Commitment Percentage is to such Person.
                  (d) Upon written notice given the Borrower from time to time by the Administrative Agent, of any assignment or allocation referenced in
Section 2-19(c):
                           (i) The Borrower shall execute one or more replacement Revolving Credit Notes to reflect such changed Dollar Commitments, Commitment Percentages, and identities and shall deliver such replacement Revolving Credit Notes to the Administrative Agent (which promptly thereafter shall deliver to the Borrower the Revolving Credit Notes so replaced) provided however, in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Administrative Agent, in lieu of causing the Borrower to execute one or more new Revolving Credit Notes, may issue the Administrative Agent's Certificate confirming the resulting Commitments and Commitment Percentages.
                           (ii) Such change shall be effective from the effective date specified in such written notice and any Person added as a Working Capital Lender shall have all rights and privileges of a Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Working Capital Lender is a signatory and any person removed as a Lender shall be relieved of any obligations or responsibilities of a Working Capital Lender hereunder thereafter.
                  (e) The Borrower recognizes that the Administrative Agent's exercise of any discretion accorded to the Administrative Agent herein and of its rights, remedies, powers, privileges, and discretions with respect to the Borrower is subject to a certain Agency Agreement amongst the Administrative Agent and the Working Capital Lenders. The "voting rights" which are included in that Agency Agreement shall include the following:
                           (i) Except for those matters as to which Section 2-19(e)(ii), applies, the consent of 51% of the Dollar Commitments of non-delinquent Lenders for amendment of or waiver of compliance with, provisions of the Loan Documents or the Agency Agreement.
                           (ii) The following provisions of the Loan Documents and the Agency Agreement shall require the consent of 100% of the Dollar Commitment of non-delinquent Working Capital Lenders:
                                    (A)     Increase in any Working Capital
                                            Lender's Commitment.
                                    (B)     Decrease  in any  interest  rate or
                                            fee payable  hereunder (other than
                                            the  Administrative Agent's Fee, for
                                            which consent of the Administrative
                                            Agent shall also be required).
                                    (C)     Extension of the Maturity Date.
                                    (D)     Release of a substantial portion of
                                            the Collateral.
                                    (E)     Increase in the Inventory  Advance
                                            Rate or in the  Inventory  Appraisal
                                            Cap.

III. Article 3-The Term Loan.

         3-1.     Commitment To Make Term Loan.
                  (a) Subject to satisfaction of the Conditions Precedent (Article 4) on or before May 24, 1999, the Borrower shall borrow from the Term Lender and the Term Lender shall lend to the Borrower the sum of $5,000,000.00 (the "Term Loan"), repayable with interest as provided herein.
                  (b) The proceeds of the Term Loan shall be used solely to acquire the assets of the Repp Division in accordance with the Repp Purchase Documents.

         3-2.The Term Note. The obligation to repay the Term Loan, with interest as provided herein, shall be evidenced by a Note (the "Term Note") in the form of EXHIBIT 3-2, annexed hereto, executed by the Borrower. Neither the original nor a copy of the Term Note shall be required, however, to establish or prove any Liability. In the event that the Term Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Lender.

         3-3. Payment of Principal of the Term Loan. The Borrower may not repay all or any portion of the principal balance of the Term Loan prior to the repayment in full of all Liabilities under the Revolving Credit and the termination of any obligation, under the Revolving Credit, of the Administrative Agent, or any Working Capital Lender to make any loans or to provide any financial accommodations.
                  (a) On the Maturity Date, the Borrower shall repay the then entire unpaid balance of the Term Loan and all other Liabilities.
                  (b) The Borrower shall pay an early termination fee of 2% of any principal of the Term Loan which is prepaid for any reason prior to the first anniversary of this Agreement.

         3-4.     Interest.
                  (a) The unpaid principal balance of the Term Loan shall bear interest, until repaid (calculated based upon a 360-day year and actual days elapsed), fixed at 19.0% per annum, payable as follows:
                           (i) Interest on the unpaid principal balance of the Term Loan, equal to 16.0% per annum ("Current Pay Interest") shall be payable monthly in arrears, on the first day of each month, and on the Maturity Date.
                           (ii) Accrued Interest on the unpaid principal balance of the Term Loan, equal to 3.0% per annum ("PIK Interest") , shall be added to the then unpaid principal balance of the Term Note monthly, on the first day of each month, commencing with June 1, 1999 or may be paid by the Borrower on the first day of each month. The aggregate balance of PIK Interest so added to the Term Note shall bear interest (determined based on a 360 day year and actual days elapsed) at 16% per annum.
                  (b) Following the occurrence of any Event of Default (and whether or not the Lender exercises any of the Lender's rights on account of such Event of Default), Current Pay Interest shall be 18% per annum and PIK Interest shall remain equal to 3% per annum.

         3-5. Term Loan Commitment Fee. As compensation for the Lender's having committed to make the Term Loan, the Term Lender has earned the "Term Loan Commitment Fee" (so referred to herein) in the amount and payable as provided in the Fee Letter.

         3-6. Term Loan Monitoring Fee. As compensation for its monitoring the Borrower's compliance with this Agreement, the Term Lender shall be paid a "Term Loan Monitoring Fee" (so referred to herein) in the amount and payable as provided in the Fee Letter.

         3-7. Payments. The Borrower authorizes the Term Loan Lender to request that the Administrative Agent pay over directly to the Term Loan Lender any and all amounts due from time to time under this Agreement as advances under the Revolving Credit and hereby instructs the Administrative Agent to honor such request. The Term Loan Lender shall provide the Borrower with prompt written notice of any amount the Lender receives from the Administrative Agent pursuant to a request made under this Section 3-7.


IV.  Article 4-Conditions. Precedent:

I. As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, the making of the first loan under the Revolving Credit, and the making of the Term Loan, each of the documents respectively described in Sections 4-1 through and including 4-6, (each in form and substance satisfactory to the Administrative Agent) shall have been delivered to the Administrative Agent, and the conditions respectively described in Sections 4-7 through and including 4-11, shall have been satisfied:

         4-1.     Corporate Due Diligence.
                  (a) A Certificate of corporate good standing issued by the Secretary of State of The Commonwealth of Massachusetts.
                  (b) A Certificate of the Borrower's Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

         4-2. Receipt of Proceeds of Permitted SubDebt. The Borrower shall have received not less than $10 Million on account of the Permitted SubDebt.

         4-3.     Acquisition of Repp Division.
                  (a) The Repp Purchase Documents, each in form satisfactory to the Administrative Agent and the Term Lender, shall have been executed.
                  (b) Written evidence, in form satisfactory to the Administrative Agent and the Term Lender,. that the Sale Order has been entered and that, at the execution of this Agreement, the Sale Order was effective; had not been modified or its effect limited; and that no notice of appeal or motion seeking the stay, delay, or modification of the Sale Order had been filed in the Edison Brothers Chapter 11 Case.
                  (c) All conditions to the Borrower's acquisition of the Repp Division, in accordance with the Repp Purchase Documents (with the exception of the purchase price therefor), shall have been satisfied.
                  (d) The Borrower shall have consummated (or shall consummate contemporaneous with the closing on the Revolving Credit and the Term Loan) the sale, which is contemplated by an agreement (in form satisfactory to the Administrative Agent and the Term Lender) of the Canadian operation of the Repp Division for a cash purchase price which nets the Borrower not less than US$2.2 Million.
                  (e) The Agents shall have entered into such agreement with the Escrow Agent under the Repp Purchase Agreement as is satisfactory to the Agents).

         4-4.     Opinion.  An opinion of counsel to the  Borrower in form and substance  satisfactory  to the Administrative Agent.

         4-5.     Additional  Documents.  Such additional  instruments and
documents as the Administrative Agent or its counsel reasonably may require or request.

         4-6. Officers' Certificates. Certificates executed by the President and the Chief Financial Officer of the Borrower and stating that the representations and warranties made by the Borrower to the Administrative Agent and the Lenders in the Loan Documents are true and complete in all material respects as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

         4-7. Representations and Warranties. Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrower shall be true and complete in all material respects as of the date as of which such representation or warranty was made.

         4-8. Minimum Excess Availability. The Borrowing Base, after giving effect to the first funding under the Revolving Credit; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, such establishment, is not less than $2,000,000.00.

         4-9, All Fees and Expenses Paid. All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Administrative Agent, the Collateral Agent, and the Term Lender in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Administrative Agent, the Collateral Agent, and the Term Lender and fees then due as provided in the Fee Letter) shall have been paid.

         4-10.    No Suspension Event. No Suspension Event shall then exist.

         4-11. No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon any Guarantor's financial condition when compared with such financial condition at January 31, 1999.

No document shall be deemed delivered to any Agent or any Lender until received and accepted by the Administrative Agent at its head offices in Boston, Massachusetts. Under no circumstances will this Agreement take effect until executed and accepted by the Agents at said head office.


V.   Article 5-General Representations, Covenants and Warranties.

         To induce each Lender to establish the loan arrangement contemplated herein and to make loans and advances and to provide financial accommodations under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) and the Term Loan, the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

         5-1. Payment and Performance of Liabilities. The Borrower shall pay each Liability when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

         5-2.     Due Organization - Corporate Authorization - No Conflicts
                  (a)      The Borrower
                           (i) Presently is and shall hereafter remain in good standing as a Massachusetts corporation.
                           (ii) On or before August 2, 1999, the Borrower shall duly qualify in every State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification may be necessary, except where the failure to so qualify would not have a material adverse effect on the business or assets of that Borrower and shall provide the Administrative Agent with Certificates of such qualification from the Secretaries of State of each State in which the Borrower so qualified.
                           (iii) Remain in good standing as a Massachusetts corporation and after August 2, 1999, duly qualify in every State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification may be necessary, except where the failure to so qualify would not have a Material Adverse Effect on the business or assets of that Borrower.
                  (b) Each Related Entity is listed on EXHIBIT 5-2, annexed hereto. Each Related Entity is and shall hereafter remain in good standing in the State in which incorporated and is and shall hereafter remain duly qualified in which other State in which, by reason of that entity's assets or the operation of such entity's business, such qualification may be necessary. The Borrower shall provide the Administrative Agent with prior written notice of any entity's becoming or ceasing to be a Related Entity.
                  (c) The Borrower shall not change its State of incorporation nor its taxpayer identification number.
                  (d) The Borrower has all requisite corporate power and authority to execute and deliver all Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.
                  (e) The execution and delivery by the Borrower of each Loan Document to which it is a party; the Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security interests by the Borrower as contemplated hereby); the Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:
                           (i) Have been duly authorized by all necessary corporate action.
                           (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Borrower where such contravention would have more than a de minimus adverse effect on the Borrower.
                           (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.
                  (f) The Loan Documents have been duly executed and delivered by Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

         5-3.     Trade Names.
                  (a)      EXHIBIT 5-3, annexed hereto, is a listing of:
                           (i) All names under which the Borrower ever conducted its business.
                           (ii) All entities and/or persons with whom the Borrower ever consolidated or merged, or from whom the Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such entity's or person's assets.
                  (b) The Borrower will not change its name or conduct its business under any name not listed on EXHIBIT 5-3 except (i) upon not less than twenty-one (21) days prior written notice (with reasonable particularity) to the Administrative Agent and (ii) in compliance with all other provisions of this Agreement.

         5-4.     Infrastructure.
                  (a) The Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted as described in the Business Plan.
                  (b) The Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower's conduct of the Borrower's business.
                  (c) The conduct by the Borrower of the Borrower's business does not , in any material respect, presently infringe (nor will the Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

         5-5.     Year 2000 Compliance
                  (a) Based upon a diligent inquiry undertaken by the Borrower, it appears that, except as set forth on EXHIBIT 5-5, annexed hereto, the Borrower's operations are Year 2000 Compliant.
                  (b) The Borrower has developed a detailed plan and timetable with respect to the Borrower's operations becoming fully Year 2000 Compliant as set forth on EXHIBIT 5-5 and has committed adequate resources to execute that plan and to meet such timetable.
                  (c) Following the Borrower's operations becoming Year 2000 Compliant, the Borrower will not suffer or permit its operations thereafter to cease to be Year 2000 Compliant in any manner which might have more than a de minimus effect on its operations.

         5-6.     Locations.
                  (a) The Collateral, and the books, records, and papers of Borrower pertaining thereto, are kept and maintained solely at the Borrower's chief executive offices at
                           (i) 555 Turnpike Street, Canton, Massachusetts 02021; and
                           (ii) those locations listed on EXHIBIT 5-6, annexed hereto, which EXHIBIT 5-6 includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that the Borrower owns the subject location)and of all service bureaus with which any such records are maintained and the names and addresses of each of the Borrower's landlords.
                  (b) The Borrower shall not remove any of the Collateral from said chief executive office or those locations listed on EXHIBIT 5-6 except to:
                           (i) accomplish sales of Inventory in the ordinary course of business; or (ii) move Inventory from one such location to another such location; or (iii) utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).
                  (c)      The Borrower will not:
                           (i) Alter,  modify,  or amend any Lease other than in
                            the ordinary course and conduct of the Borrower's business.
                           (ii)  Close more than the following number of Stores:
                                    (A)  Thirty-One  (31) Stores at which Gordon
                                     Brothers is to conduct  going out of
                                     business  sales  promptly after Borrower's
                                     acquisition of the Repp Division.
                                    (B)  Not  more  than  5% of  the  Borrower's
                                     Stores (other than those  described in
                                     Section  5-6(c)(ii)(A)) in any twelve (12)
                                     month period.
                           (iii) Commit to or open any  retail  location  other
                            than as  permitted  by  Section 5-6(d).
                  (d) The Borrower may commit to or become legally obligated to open additional Stores, provided that, with respect to each additional Store, each of the following conditions has been or is then satisfied:
                           (i) The aggregate of all other additional Stores for which Borrower has committed or become legally obligated, during the then current fiscal year is not more than the greater of
                                 (A) 10% of the number of Stores on the first
                                 day of such fiscal year; or
                                 (B) The number of additional Stores to be
                                 committed to for such fiscal year, as
                                 contemplated by the Business Plan.
                           (ii) The Borrower is in compliance with Section 5-24 of this Agreement (which Section provides, among other things, that Borrower shall not be the owner of, nor have any interest in, any property or asset which is not, immediately upon such acquisition, subject to a perfected security interest in favor of the Lender, subject only to Permitted Encumbrances) and shall have executed such additional financing statements, on account of the subject new location, as may then be required by the Lender.
                           (iii) If the Store is located in a Landlord Lien State, the Borrower has used reasonable efforts to provide the Lender with a Landlord's Waiver (in form reasonably satisfactory to the Administrative Agent) duly executed by the landlord for that new Store.
                           (iv) No Event of Default has occurred; no Suspension Event is extant; and no Suspension Event will occur by reason of the Borrower's so becoming obligated.
                  (e) Except as otherwise disclosed pursuant to, or permitted by, this Section , no tangible personal property of the Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

         5-7.     Title to Assets.
                  (a) The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances with the exceptions of the following:
                           (i)    Encumbrances in favor of the Collateral Agent.
                           (ii)   Permitted Encumbrances.
                           (iii)  Those Encumbrances (if any) listed on
                                    EXHIBIT 5-7, annexed hereto.
                  (b) The Borrower does not and shall not have possession of any property on consignment to the Borrower.
                  (c) The Borrower shall not acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for:
                           (i) Equipment which is merely incidental to the conduct of the Borrower's business.
                           (ii) Equipment, the acquisition or right to use of which has been consented to by the Administrative Agent, which consent may be conditioned upon the Administrative Agent's receipt of such agreement with the third party which has an interest in such Equipment as is satisfactory to the Administrative Agent.

         5-8. Indebtedness. The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:
                  (a)      Any Indebtedness to the Lenders .
                  (b) Indebtedness consisting of Permitted SubDebt. The Borrower may not make any prepayment of any Permitted SubDebt.
                  (C) The  Indebtedness  (if any) listed on EXHIBIT 5-8, annexed hereto.

         5-9.     Insurance Policies.
                  (a) EXHIBIT 5-9, annexed hereto, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.
                  (b) The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Administrative Agent. The coverage reflected on EXHIBIT 5-9 presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter in the Administrative Agent's reasonable discretion, to reflect changing circumstances. All insurance carried by the Borrower shall provide for a minimum of Twenty (20) days' written notice of cancellation to the Administrative Agent and all such insurance which covers the Collateral shall include an endorsement in favor of the Collateral Agent, which endorsement shall provide that the insurance, to the extent of the Collateral Agent's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrower or by the failure of the Borrower to comply with any warranty or condition of the policy. In the event of the failure by the Borrower to maintain insurance as required herein, the Administrative Agent, at its option, may obtain such insurance, provided, however, the Administrative Agent's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have maintained such insurance. The Borrower shall furnish to the Administrative Agent certificates or other evidence satisfactory to the Administrative Agent regarding compliance by the Borrower with the foregoing insurance provisions.
                  (c) The Borrower shall advise the Administrative Agent of each claim in excess of $250,000.00 made by the Borrower under any policy of insurance which covers the Collateral and following the occurrence of an Event of Default, will permit the Administrative Agent , at the Administrative Agent's option in each instance, to the exclusion of the Borrower, to conduct the adjustment of each such claim (and of all claims following the occurrence of any Suspension Event). The Borrower hereby appoints the Administrative Agent as the Borrower's attorney in fact, effective upon the occurrence of an Event of Default, to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Administrative Agent any and all drafts and other instruments with respect to such insurance. The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Administrative Agent . The Administrative Agent shall not be liable on account of any exercise pursuant to said power except for any exercise in bad faith or in a grossly negligent manner or for willful misconduct. The Administrative Agent may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Administrative Agent may determine.

         5-10. Licenses. Each license, distributorship, franchise, and similar agreement issued to, or to which the Borrower is a party is in full force and effect. No party to any such license or agreement is in default or violation thereof. The Borrower has not received any notice or threat of cancellation of any such license or agreement.

         5-11. Leases. EXHIBIT 5-11, annexed hereto, is a schedule of all presently effective Capital Leases. Exhibit 5-11includes a list of all other presently effective Leases. Each of such Leases and Capital Leases is in full force and effect. No party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease and the Borrower has not received any notice or threat of cancellation of any such Lease or Capital Lease. The Borrower hereby authorizes the Administrative Agent at any time and from time to time to contact any of the Borrower's landlords in order to confirm the Borrower's continued compliance with the terms and conditions of the Lease(s) between the Borrower and that landlord and, with the consent of the Borrower and at any time after the occurrence of an Event of Default, to discuss such issues, concerning the Borrower's occupancy under such Lease(s), as the Administrative Agent may determine.

         5-12. Requirements of Law. Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law. The Borrower has not received any notice of any violation of any Requirement of Law which violation has not been cured or otherwise remedied, which violation, if not so cured or remedied, could have a material adverse effect on the Borrower.

         5-13.  Maintain Properties. The Borrower shall:
                  (a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).
                  (b) Not suffer or cause the waste or destruction of any material part of the Collateral.
                  (c) Not use any of the Collateral in violation of any policy of insurance thereon.
                  (d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:
                           (i) The sale of Inventory in compliance with
                            this Agreement.
                           (ii) The  disposal of  Equipment  which is  obsolete,
                            worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Borrower.
                           (iii) The  turning  over to the Administrative Agent
                            of all Receipts as provided herein.

         5-14.  Pay Taxes.
                  (a) The Borrower has not commenced operations and, at the date of this Agreement, does not have any state or federal tax liabilities.
                  (b) The  Borrower  shall pay, as they become due and  payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees' pay or by reason of the Borrower's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file, except where the failure to file could have a material adverse effect on the Borrower.
                  (c) At its option, the Administrative Agent may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrower or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of the Borrower's Employee Benefit Plan as the
Administrative Agent , in the Administrative Agent's discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Administrative Agent's making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have made such payment.

         5-15. No Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         5-16. ERISA. The Borrower is and shall hereafter remain in compliance, in all material respects, with ERISA.

         5-17. Hazardous Materials. To the Borrower's knowledge, none of the real property used or operated by any Borrower contains any material amount of Hazardous Materials.

         5-18. Litigation. Except as described in EXHIBIT 5-18 annexed hereto, there is not presently pending or threatened in writing by or against the Borrower any suit, action, proceeding, or investigation which, if determined adversely to the Borrower, would have a material adverse effect upon the Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

         5-19. Dividends or Investments. The Borrower shall not:
                  (a) Pay any cash dividend or make any other distribution in respect of any class of the Borrower's capital stock other than Permitted Overhead Contributions.
                  (b) Own, redeem, retire, purchase, or acquire any of the Borrower's capital stock.
                  (c) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity, other than Permitted Investments, provided that Permitted Investments may be held by the Borrower
                           (i) only at a time when the unpaid principal balance of the Loan Account is zero;
         and
                           (ii)  only  if  the  Collateral  Agent  has  a  first
                           perfected security interest therein. Merge or consolidate or be merged or consolidated with or into any other corporation other entity.
                  (d) Consolidate any of the Borrower's operations with those of any other corporation or other entity.
                  (e)      Organize or create any Related Entity.
                  (f) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.
                  (g) Acquire any assets other than in consummation of the Repp Purchase Documents and in the ordinary course and conduct of the Borrower's business.

         5-20. Loans. The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:
                  (a) Advance payments made to the Borrower's suppliers in the ordinary course.
                  (b) Advances to the Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.
                  (c) Loans to employees not exceeding $75,000.00 outstanding at any time to any employee nor exceeding $300,000.00 in the aggregate outstanding at any time.
                  (d)      Permitted Investments.

         5-21. Protection of Assets. The Administrative Agent, in the Administrative Agent's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action that the Administrative Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Administrative Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Administrative Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Administrative Agent had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Administrative Agent, on demand, or the Administrative Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Administrative Agent pursuant to this section. The obligation of the Borrower to pay such amounts is a Liability.

         5-22. Line of Business. The Borrower shall not engage in any business other than the business in which the Repp Division had been engaged or a business reasonably related thereto (the conduct of which reasonably related business is reflected in the Business Plan).

         5-23. Affiliate Transactions. With the exception of Permitted Overhead Contributions, the Borrower shall not make any payment, nor give any value to any Related Entity except for goods and services actually purchased by the Borrower from, or sold by the Borrower to, such Related Entity for a price and on terms which shall
                  (a) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and
                  (b) not be less favorable from those which would have been charged in an arms length transaction.

         5-24.    Additional Assurances.
                  (a) The Borrower is not the owner of, nor has it any interest in, any property or asset (other than any Lease) which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 4) will not be subject to a perfected security or other collateral interest in favor of the Administrative Agent (subject only to Permitted Encumbrances) to secure the Liabilities.
                  (b) The Borrower will not hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected security or other collateral interest in favor of the
Collateral Agent to secure the Liabilities (subject only to Permitted Encumbrances).
                  (c) The Borrower shall execute and deliver to the Administrative Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Administrative Agent may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Collateral Agent's security interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. The Borrower shall execute all such instruments as may be required by the Collateral Agent with respect to the recordation and/or perfection of the security interests created herein.
                  (d) The Borrower hereby designates the Collateral Agent as and for the Borrower's true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Collateral Agent's security and other collateral interests in the Collateral.
                  (e) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 5-24 shall be sufficient for filing to perfect the security interests granted herein.

         5-25.    Adequacy of Disclosure.
                  (a) All financial statements furnished to the Administrative Agent and each Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered. There has been no change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.
                  (b) The Borrower does not have any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrower's financial statements furnished to the Administrative Agent and each Lender prior to the execution of this Agreement.
                  (c) No document, instrument, agreement, or paper now or hereafter given the Administrative Agent or any Lender by or on behalf of the Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Administrative Agent and each Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. With the exception of general market and economic conditions, there is no fact known to any officer of the Borrower, on the date on which this Agreement was executed, which has, or which, in the foreseeable future could reasonably be expected to have, a material adverse effect on the financial condition of the Borrower or any guarantor of the Liabilities which has not been disclosed in writing to the Administrative Agent and each Lender.

         5-26. No Restrictions on Liabilities. The Borrower shall not enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, the Borrower's:
                  (a) Creation of, and granting of security and other collateral interests in favor of the Collateral Agent.
                  (b)      Incurrence of Liabilities.

         5-27. Other Covenants. The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

VI.       Article 6-Financial Reporting and Performance Covenants

       6-1.  Maintain Records. The Borrower shall:
                (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.
                (b)  Timely  provide  the  Administrative   Agent  with  those
financial reports, statements, and schedules required by this Article 6 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.
                (c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.
                (d)  At  all  times,   retain  independent   certified  public
accountants who are reasonably satisfactory to the Administrative Agent and instruct such accountants to fully cooperate with, and be available to, the Administrative Agent and each Lender to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Administrative Agent or that Lender.
                (e)  Not change the Borrower's fiscal year.

         6-2.   Access to Records.
                  (a) The Borrower shall accord the Administrative Agent and the
Administrative Agent's representatives with access from time to time as the Administrative Agent and such representatives may require to all properties owned by or over which the Borrower has control. The Administrative Agent and the Administrative Agent's representatives shall have the right, and the Borrower will permit the Administrative Agent and such representatives from time to time as the Administrative Agent and such representatives may request, to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower's copying facilities available to the Administrative Agent.
                (b) The Borrower hereby  authorizes the  Administrative  Agent and the Administrative Agent's representatives to:
                           (i) Inspect,  copy,  duplicate,  review,  cause to be
         reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Administrative Agent and the Administrative Agent's representatives with respect thereto.
                           (ii) Verify at any time the Collateral or any portion
         thereof, including verification with Account Debtors, and/or with the Borrower's computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Collateral.

         6-3.  Immediate Notice to Administrative Agent
               (a) The Borrower shall provide the Administrative Agent with written notice immediately upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:
                           (i)  Any change in the Borrower's officers.
                           (ii) Any ceasing of the Borrower's making of payment, in the ordinary course, to a material number of its creditors or, except where there is a bona fide dispute with the relevant creditor, a creditor to which a material amount is owed.
                           (iii) Except where the same has arisen out of a bona fide dispute, any failure by the Borrower to pay rent at more than ten percent (10%) of the Borrower's stores, which failure continues for more than five (5) Business Days following the day on which such rent first came due.
                           (iv) Any material change in the business, operations, or financial affairs of the Borrower.
                           (v)  The occurrence of any Suspension Event.
                           (vi) Any intention on the part of the Borrower to discharge the Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 6-1(d)).
                           (vii) Any litigation which, if determined adversely to the Borrower, might have a material adverse effect on the financial condition of the Borrower.
                           (viii) Any delay in the Borrower's meeting the timetable for its operations becoming Year 2000 Compliant as described on EXHIBIT 5-5 or maintaining such operations as Year 2000 Compliant, except where such delay or failure to so maintain will have no more than a de minimus effect on the Borrower's operations.
                  (b)   The Borrower shall:
                           (i) At the request of the Administrative Agent, provide the Administrative Agent with a copy of the results of any physical count of the Borrower's Inventory.
                           (ii)  Provide  the  Administrative   Agent,  when  so
         distributed, with copies of any materials distributed to the shareholders of the Borrower (qua such shareholders).
                           (iii) Add the Administrative Agent as an addressee on all mailing lists maintained by or for the Borrower.
                           (iv) At the request of the Administrative Agent, from time to time, provide the Administrative Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).
                           (v) Provide the Administrative Agent, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

         6-4. Borrowing Base Certificate. The Borrower shall provide the Administrative Agent by 1:00PM daily, with a Borrowing Base Certificate (in the form of EXHIBIT 6-4 annexed hereto, as such form may be revised from time to time by the Administrative Agent), on which Borrowing Base Certificate, collateral values shall be rolled forward weekly. Such Certificate may be sent to the Administrative Agent by facsimile transmission, provided that the original thereof is forwarded to the Administrative Agent on the date of such transmission.

         6-5. Weekly Reports. Weekly, on Wednesday of each week (as of the then immediately preceding Saturday) the Borrower shall provide the Administrative Agent with the following (each in such form as may be specified from time to time by the Administrative Agent):
                  (a) A Report of In transit Inventory at Cost (Summary Page Only).
                  (b)      A Credit Card Receivable Summary.
                  (c)      A Repp by Mail Inventory Report
Each of such reports shall be sent to the Administrative Agent by facsimile transmission, provided that the original thereof is forwarded to the Administrative Agent on the date of such transmission.

         6-6.     Monthly Reports.
                  (a) Monthly, the Borrower shall provide the Administrative Agent with original counterparts of the following (each in such form as the Administrative Agent from time to time may specify):
                           (i) Within Fifteen (15)days of the end of the previous month, for both Repp Retail and Repp By Mail:
                    (A) Inventory Certificate for Repp Retail
                  (signed by the Borrower's President or Chief
                           Financial Officer).
                                    (B) Inventory  Certificate  for Repp by Mail
                           (signed  by  the   Borrower's   President   or  Chief
                           Financial Officer) which shall provide year to date sales, cost of goods sold and ending inventory at cost and retail by department.
                                    (C) An aging of the Borrower's Inventory.
                                    (D) An Open to Buy Report on which is
                                        shown  whether  inventory  levels are
                                        adequate to meet sales projections.
                                    (E) An Inventory Position Report.
                                    (F) A  Merchandise   Analysis   Summary  by
                                        Hierarchy (for Repp Retail, only).
                                    (G) A Report of Year to Date Sales and
                                        Markdowns by Department (for Repp
                                        Retail, only).
                                    (H) A  Report  of Year to  Date  Damages  by
                           Department  in Total (for Repp  Retail,  only).
                          (ii) Within Thirty (30) days of the end of the previous month:
                                    (A)  Reconciliations  of the above described
                           Inventory Reports and inventory Certificate (Section 6-6(a)(i)(A), 606(a)(i)(B)) to Availability and to the general ledger as of the end of the subject month.
                                    (B)     A Gross Margin Reconciliation and
                           Inventory/Gross Margin Report.
                                    (C)     A schedule of purchases  from the
                           Borrower's  ten largest  vendors (in
                           terms of year to date purchases), which schedule shall be in such form as may be satisfactory to the Administrative Agent and shall include year to date cumulative purchases and an aging of payables to each such vendor.
                                    (D)     An aging of the Borrower's accounts
                           payable.
                                    (E)     A Store Activity Report.
                         (iii) Within thirty-five (35) days of the end of the previous month, an internally prepared financial statement of the Borrower's financial condition and the results of its operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a balance sheet, income statement, and after the completion of one year's operations, a of same store sales for the corresponding month of the then immediately previous year, as well as to the Business Plan, with said balance sheet and income statement to show amortization, depreciation, and capital expenditures.
                  (b) For purposes of Section 6-6(a), above, the first "previous month" in respect of which the items required by that Section shall be provided shall be June, 1999.

         6-7. Quarterly Reports. Quarterly, within Forty Five (45) days following the end of each of the Borrower's first three fiscal quarters, the Borrower shall provide the Administrative Agent with an original counterpart of a management prepared consolidated financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement, and cash flows and after the completion of one year's operations, a comparison of same store sales for the corresponding month of the then immediately previous year, as well as to the Business Plan.

         6-8. Annual Reports. Annually, within ninety (90) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Administrative Agent with the following:
                  (a) The following financial statements for the Borrower for the prior fiscal year (each prepared by the Borrower's independent accountants:
Balance sheet, income statement, statement of changes in stockholders' equity and cash flow.
                  (b) A certificate of the Borrower's independent accountant which states that in connection with their preparation of such annual financial statements, such accountants did not note or encounter any fact or circumstance which would lead them to believe that an Event of Default has occurred.

         6-9. Officers' Certificates. The Borrower shall cause the Borrower's President and Chief Financial Officer respectively to provide such Person's Certificate with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:
                  (a) Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower's operations and cash flows for, the period(s) covered, subject, however to the following:
                           (i) usual year end adjustments  (this exception shall
         not be included in the Certificate which accompanies such annual statement).
                           (ii)  Material  Accounting  Changes (in which  event,
         such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 6-12.
                  (b) Indicate either that (i) no Suspension Event has occurred or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.
                  (c) Include calculations concerning the Borrower's compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section hereof.

         6-10.    Inventories, Appraisals, and Audits.
                  (a) The Administrative Agent and each Lender, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower.
                  (b) The Borrower, at its own expense, shall cause at least one
(1), and on average, two (2) physical inventories to be undertaken on a cycle count basis in each twelve (12) month period during which this Agreement is in effect (the spacing of the scheduling of which inventories shall be subject to the Administrative Agent's discretion) conducted by such inventory takers as are satisfactory to the Administrative Agent and following such methodology as may be satisfactory to the Administrative Agent.
                           (i) On the Administrative Agent's request, the Borrower shall provide the Administrative Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) within ten (10) days following the completion of such inventory.
                           (ii) On the Administrative Agent's request, the Borrower shall provide the Administrative Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) to the Borrower's books and records within thirty (30) days following the completion of such inventory.
                           (iii) The Administrative Agent, in its discretion, following the occurrence of a Suspension Event, may cause such additional inventories to be taken as the Administrative Agent determines (each, at the expense of the Borrower).
                  (c) Upon the Administrative Agent's request from time to time, the Borrower shall permit the Administrative Agent to obtain appraisals (in all events, at the Borrower's expense) conducted by such appraisers as are satisfactory to the Administrative Agent .
                  (d) The Administrative Agent contemplates conducting Four (4) commercial finance audits (in each event, at the Borrower's expense) of the Borrower's books and records during any Twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits during such period.
                  (e) The Administrative Agent from time to time (in all events, at the Borrower's expense) may undertake "mystery shopping" (so-called) visits to all or any of the Borrower's business premises. The Administrative Agent shall provide the Borrower with a copy of any non-company confidential results of such mystery shopping.

         6-11.    Additional Financial Information.
                  (a) In addition to all other information required to be provided pursuant to this Article 6, the Borrower promptly shall provide the Administrative Agent (and any guarantor of the Liabilities), with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including original counterparts of financial reports and statements, as the Administrative Agent may from time to time request from the Borrower.
                  (b) The Borrower may provide the Administrative Agent, from time to time hereafter, with updated projections of the Borrower's anticipated performance and operating results.
                  (c) In all events, the Borrower, no sooner than Ninety (90) nor later than Sixty (60) days prior to the end of each of the Borrower's fiscal years, shall furnish the Administrative Agent with an updated and extended projection which shall go out at least through the end of the then next fiscal year.
                  (d) Such updated and extended projections shall be prepared pursuant to a methodology and shall include such assumptions as are satisfactory to the Administrative Agent.
                  (e) The Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Administrative Agent or any Lender may obtain, develop, or receive with respect to the Borrower is confidential to the Administrative Agent and the Lenders and that, except as otherwise provided herein, the Borrower is not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

         6-12. Financial Performance Covenants. The Borrower shall observe and comply with those financial performance covenants set forth on EXHIBIT 6-12(a), annexed hereto, certain of which covenants are based on the Business Plan set forth on EXHIBIT6-12 (b), annexed hereto. Such financial performance covenants are subject to change, revision, roll over, and extension as provided in Section hereof. Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants). The Administrative Agent may determine the Borrower's compliance with such covenants based upon financial reports and statements provided by the Borrower to the Administrative Agent or any Lender (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Administrative Agent.

VII. Article 7-Use and Collection of Collateral.

         7-1.     Use of Inventory Collateral.
                  (a) The Borrower shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower's business in the ordinary course and shall not engage in sales or other dispositions to creditors; sales or other dispositions in bulk (other than in the ordinary course); and any use of any of the Inventory in breach of any provision of this Agreement.
                  (b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower's customary return policy applicable to the return of inventory purchased by the Borrower's retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Administrative Agent .

         7-2. Inventory Quality. All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

         7-3. Adjustments and Allowances. The Borrower may grant such allowances or other adjustments to the Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Administrative Agent's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this Section may be limited or terminated by the Administrative Agent at any time in the Administrative Agent's discretion while any Suspension Event is extant.

         7-4.     Validity of Accounts.
                  (a) The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower.
                  (b) The Borrower has no knowledge of any impairment of the validity or collectibility of any of the Accounts and shall notify the Administrative Agent of any such fact immediately after Borrower becomes aware of any such impairment.
                  (c) The Borrower shall not post any bond to secure the Borrower's performance under any agreement to which the Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrower (other than to the Administrative Agent ) in the event of the Borrower's failure so to perform.

         7-5. Notification to Account Debtors. The Collateral Agent shall have the right at any time that a Suspension Event has occurred, to notify any of the Borrower's Account Debtors to make payment directly to the Administrative Agent and to collect all amounts due on account of the Collateral.


VIII.   Article 8-Cash Management. Payment of Liabilities:

         8-1      Depository Accounts.
                  (a) Annexed hereto as EXHIBIT 8-1 is a Schedule of all present DDA's, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.
                  (b) The Borrower shall deliver to the Administrative Agent, as a condition to the effectiveness of this Agreement:
                           (i) Notification, executed on behalf of the Borrower, to each depository institution with which any DDA is maintained (other than the Operating Account or any Local DDA), in form satisfactory to the Administrative Agent, of the Collateral Agent's interest in such DDA.
                           (ii) An agreement (generally referred to as a "Blocked Account Agreement"), in form satisfactory to the Administrative Agent with any depository institution at which both any DDA (other than the Operating Account) and the Operating Account is maintained.
                           (iii) An agreement (generally referred to as a "Blocked Account Agreement"), in form satisfactory to the Administrative Agent, with any depository institution at which a Blocked Account is maintained
                  (c) The Borrower will not establish any DDA hereafter (other than a Local DDA) unless, contemporaneous with such establishment, the Borrower delivers to the Administrative Agent an agreement (in form satisfactory to the Administrative Agent) executed on behalf of the depository with which such DDA is being established.

         8-2.     Credit Card Receipts.
                  (a) Annexed hereto as EXHIBIT 8-2, is a Schedule, which describes all arrangements to which the Borrower is a party with respect to the payment to the Borrower of the proceeds of all credit card charges for sales by the Borrower.
                  (b) The Borrower shall deliver to the Administrative Agent, as a condition to the effectiveness of this Agreement, notification, executed on behalf of the Borrower, to each of the Borrower's credit card clearinghouses and processors of notice (in form satisfactory to the Administrative Agent ), which notice provides that payment of all credit card charges submitted by the
Borrower to that clearinghouse or other processor and any other amount payable to the Borrower by such clearinghouse or other processor shall be directed to the Concentration Account or as otherwise designated from time to time by the Administrative Agent. The Borrower shall not change such direction or designation except upon and with the prior written consent of the Administrative Agent.

         8-3.  The Concentration, Blocked, and Operating Accounts.
                  (a) The following checking accounts have been or will be established (and are so referred to herein):
                           (i)      The  Concentration  Account:  Established
         by  the  Administrative  Agent  with BankBoston, N.A.
                           (ii)     The Blocked Account: Established by the
         Borrower with Fleet National Bank.
                           (iii)    The Operating Account:  Established by the
         Borrower with BankBoston, N.A..
                  (b) The contents of each DDA (other than the Operating Account) and of the Blocked Account constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account constitutes the Collateral Agent's property.
                  (c)      The Borrower:
                           (i)  Contemporaneous   with  the  execution  of  this
         Agreement, shall provide the Administrative Agent with such agreement (generally referred to as a "Blocked Account Agreement") of the depository with which the Blocked Account is maintained as may be satisfactory to the Administrative Agent; and
                           (ii)  Shall  not   establish   any  Blocked   Account
         hereafter  except  upon not less than  Thirty  (30) days prior  written notice to the Administrative Agent and the delivery to the Administrative Agent of a similar such agreement.
                  (d) The Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by the Administrative Agent or by any bank in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Administrative Agent).

         8-4.     Proceeds and Collection of Accounts.
                  (a) All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Borrower for the Collateral Agent; shall not be commingled with any of the Borrower's other funds; and shall be deposited and/or transferred only to the Blocked Account.
                  (b) The Borrower shall cause the ACH or wire transfer to the Blocked Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of
                           (i) the then contents of each DDA (other than (A) any Local DDA and (B) the Operating Account), each such transfer to be net of any minimum balance, not to exceed that amount (not to exceed $2,500.00), as the Borrower, in its best business judgment, determines as being required to be maintained in the subject DDA by the bank at which such DDA is maintained); and
                           (ii) the proceeds of all credit card charges not otherwise provided for pursuant hereto.
Telephone advice (confirmed by written notice) shall be provided to the Administrative Agent on each Business Day on which any such transfer is made.
                  (c) Whether or not any Liabilities are then outstanding, the Borrower shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily, of then entire ledger balance of the Blocked Account, net of such minimum balance, not to exceed that amount (not to exceed $2,500.00), as the Borrower, in its best business judgment, determines as being required to be maintained in the subject DDA by the bank at which such DDA is maintained
                  (d) In the event that,  notwithstanding the provisions of this
Section 8-4, the Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Administrative Agent and shall not be commingled with any of the Borrower's other funds or deposited in any account of the Borrower other than as instructed by the Administrative Agent.

         8-5.     Payment of Liabilities.
                  (a) On each Business Day, the Administrative Agent shall apply, towards the Revolving Credit, the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained), provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made One (1) Business Day after such transfer.
                  (b) The following rules shall apply to deposits and payments under and pursuant to this Agreement:
                           (i) Funds shall be deemed to have been  deposited  to
                  the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Administrative Agent by 2:00PM on that Business Day.
                           (ii) Funds paid to the  Administrative  Agent,  other
                  than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Administrative Agent by 2:00PM on that Business Day.
                           (iii) If  notice of a  deposit  to the  Concentration
                  Account (Section 8-5(b)(I)) or payment (Section 8-5(b)(ii)) is not available to the Administrative Agent until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00AM on the then next Business Day.
                           (iv)     All  deposits  to  the   Concentration
                  Account and other payments to the Administrative Agent are subject to and collection.
                  (c) The Administrative Agent shall transfer to the Operating Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 8-5(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that
                           (i)      a Suspension Event has occurred; and
                           (ii)     either
                               (A) one or more L/C's are then outstanding; or
                               (B) there is any amount  unpaid on account of the
                                   Term Loan,
the Administrative Agent may establish a funded reserve of up to 110% of (x) the aggregate Stated Amounts of such L/C's and (y) such amount unpaid on account of the Term Loan (which amount, the Administrative Agent shall turn over to the Collateral Agent following the occurrence of any Event of Default described in
Section 11-12 and following the acceleration of the Liabilities on account of the occurrence of any other Event of Default.

         8-6. The Operating Account. Except as otherwise specifically provided in or permitted by this Agreement, all checks shall be drawn by the Borrower upon, and other disbursements shall be made by the Borrower solely from, the Operating Account.


IX.  Article 9-Grant of Security Interest:

         9-1. Grant of Security Interest. To secure the Borrower's prompt, punctual, and faithful performance of all and each of the Liabilities, the Borrower hereby grants to the Collateral Agent, for the ratable benefit of the Lenders, a continuing security interest in and to, and assigns to the Collateral Agent, for the ratable benefit of the Lenders, the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Collateral Agent may in the future be granted a security interest, is referred to herein as the "Collateral"):
     (a)  All Accounts and Accounts Receivable.
     (b)  All Inventory.
     (c)  All General Intangibles.
     (d)  All Equipment.
     (e)  All Goods.
     (f)  All Fixtures.
     (g)  All Chattel Paper.
     (h) All books, records, and information relating to the Collateral and/or to the operation of the Borrower's business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.
     (i) All Investment Property, Instruments, Documents, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property.
     (j) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing.( through ) or otherwise.
     (k) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ( through ), including the right of stoppage in transit.
     (l)  All Leasehold Interests.

         9-2. Extent and Duration of Security Interest. The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Collateral Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Collateral Agent .

X.   Article 10-Collateral Agent As Borrower's Attorney-In-Fact:

         10-1. Appointment as Attorney-In-Fact. The Borrower hereby irrevocably constitutes and appoints the Collateral Agent as the Borrower's true and lawful attorney, effective upon the occurrence of an Event of Default, with full power of substitution, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Collateral Agent. The rights and powers granted the Collateral Agent by the within appointment include but are not limited to the right and power to:
                  (a) Prosecute, defend, compromise, or release any action relating to the Collateral.
                  (b) Sign change of address forms to change the address to which the Borrower's mail is to be sent to such address as the Collateral
Agent shall designate; receive and open the Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Collateral Agent determines to be the appropriate person to whom to so turn over such mail.
                  (c) Endorse the name of the Borrower in favor of the Collateral Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.
                  (d) Sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.
                  (e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.
                  (f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.
                  (g) Use, license or transfer any or all General Intangibles of the Borrower.

         10-2. No Obligation to Act. The Collateral Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section herein, but if the Collateral Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Collateral Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith, or constituted willful misconduct.

XI.  Article 11-Events of Default:

         The occurrence of any event described in this Article 11 respectively shall constitute an "Event of Default" herein. Upon the occurrence of any Event of Default described in Section 11-12, any and all Liabilities shall become due and payable without any further act on the part of any Agent or any Lender. Upon the occurrence of any other Event of Default, any and all Liabilities shall become immediately due and payable, at the option of the Administrative Agent and without notice or demand. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the any Agent or any Lender and the Borrower and instruments and papers given any Administrative Agent or any Lender by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise.

         11-1. Failure to Pay Revolving Credit or Term Loan. The failure by the Borrower to pay any amount when due under the Revolving Credit or the Term Loan.

         11-2. Failure To Make Other Payments. The failure by the Borrower, within three (3) days of when due, to pay any payment Liability other than under the Revolving Credit or the Term Loan.

         11-3. Failure to Perform Covenant or Liability (No Grace Period). The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in
Section 11-1 or Section 11-2 hereof, and included in any of the following provisions hereof:

                           Section                           Relates to:
                           5-2(c)                    Taxpayer Identification and State of Incorporation
                           5-3(b)                    Notice of Name Change
                           5-6                       Location of Collateral
                           5-7                       Title to Assets
                           5-8                       Indebtedness
                           5-9                       Insurance Policies
                           5-14                      Pay taxes
                           5-23                      Affiliate Transactions
                           5-24                      Additional Assurances
                           7-1                       Use of Collateral
                           Article 6                 Reporting Requirements* and Financial Covenants
                           Article 8                 Cash Management

         (*) Two days grace for all financial reports other than the Borrower's daily borrowing base certificate required pursuant to Section 6-4.

         11-4. Failure to Perform Covenant or Liability (Grace Period). The failure by the Borrower, , within Twenty (20) days of the sooner of (i) the Borrower's knowledge of the subject failure or (ii) the Administrative Agent's written notice to the Borrower, to cure the Borrower's failure to promptly, punctually and faithfully perform, discharge, or comply with any covenant or Liability not described in any of Sections 11-1, 11-2 or 11-3 hereof.

         11-5. Misrepresentation. The determination by the Administrative Agent that any representation or warranty at any time made by the Borrower to any Agent or any Lender was not true or complete in all material respects when given.

         11-6. Acceleration of Other Debt. The occurrence of any event such that Indebtedness of the Borrower in excess of $1,000,000.00 to any creditor other than any Agent or any Lender could be accelerated unless, prior to the acceleration of the Liabilities on account of such occurrence, the other creditor duly waives such default and evidence of such written waiver is provided to the Administrative Agent.

         11-7.    Related Party Defaults.
                  (a) The occurrence of any event such that the indebtedness of Casual Male under the Casual Male Credit Facility could be accelerated.
                  (b) The entry of an order for relief under the Bankruptcy Code with respect to The Casual Male.

         11-8. Default Under Other Agreements. The occurrence of any breach or default under any agreement between any Agent or any Lender and the Borrower or instrument or paper given any Agent or any Lender by the Borrower (and not constituting a Loan Document), whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that any Agent or the subject Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

         11-9.    Uninsured Casualty Loss.  The occurrence of any uninsured
loss, theft, damage, or destruction of or to any material portion of the Collateral.

         11-10.   Judgment. Restraint of Business.
                  (a) The service of process upon any Agent or any Lender or any Participant seeking to attach, by trustee, mesne, or other process, any of the Borrower's funds on deposit with, or assets of the Borrower in the possession of, any Agent or any Lender or such Participant.
                  (b) The entry of judgments against the Borrower, not fully covered by insurance (subject to a reasonable deductible) aggregating more than $500,000.00, which judgments are not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.
                  (c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

         11-11. Business Failure. Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any material part of the Borrower's property; or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation of the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of the Borrower's business or operations.

         11-12. Bankruptcy. The adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by the Borrower by appropriate proceedings or, if so contested, is not dismissed within thirty (30) days of when filed.

         11-13. Default by Guarantor or Related Entity. The occurrence of any of the foregoing events described in Sections 11-11 or 11-12 with respect to any guarantor of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any parent (if the Borrower is a corporation), subsidiary, or Related Entity, as if such guarantor, parent, or Related Entity were the "Borrower" described therein.

         11-14. Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of more than a de minimus part of the property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

         11-15.   Termination of Guaranty.  The  termination  or  attempted
termination  of  any  guaranty  by any guarantor of the Liabilities.

         11-16.   Challenge to Loan Documents.
                  (a) Any challenge by or on behalf of the Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.
                  (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

         11-17.   Change in Control Any Change in Control.


XII. Article 12-Rights and Remedies Upon Default:

         In addition to all of the rights, remedies, powers, privileges, and discretions which the Administrative Agent is provided prior to the occurrence of an Event of Default, the Collateral Agent shall have the following rights and remedies upon the occurrence of any Event of Default and at any time thereafter.

         12-1 . Rights of Enforcement. The Collateral Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Collateral Agent shall have all and each of the following rights and remedies:
                  (a) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.
                  (b) To take possession of all or any portion of the Collateral.
                  (c) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Collateral Agent deems advisable and with or without the taking of possession of any of the Collateral.
                  (d) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.
                  (e) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.
                  (f) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

         12-2.    Sale of Collateral.
                  (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Collateral Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Collateral Agent's disposition of the Collateral.
                  (b) The Collateral Agent, in the exercise of the Collateral Agent's rights and remedies upon default, may conduct one or more going out of business sales, in the Collateral Agent's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Collateral Agent and any such Agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such Agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such Agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.
                  (c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide the Borrower with such notice as may be practicable under the circumstances), the Collateral Agent shall give the Borrower at least seven (7) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The
Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Collateral Agent's rights and remedies upon default.
                  (d) Any Agent and any Lender may purchase the Collateral, or any portion of it at any sale held under this Article.
                  (e) If any of the Collateral is sold, leased, or otherwise disposed of by the Collateral Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Collateral Agent.
                  (f) The Collateral Agent shall turn over to the Administrative Agent the proceeds of any exercise of the Collateral Agent's Rights and Remedies under this Article 12. The Administrative Agent shall apply such proceeds towards the Liabilities in such manner, and with such frequency, as the Administrative Agent determines.

         12-3. Occupation of Business Location. In connection with the Collateral Agent's exercise of the Collateral Agent's rights under this Article 12, the Collateral Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Collateral Agent. The Collateral Agent shall not be required to remove any of the Collateral from any such premises upon the Collateral Agent's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the any Agent be liable to the Borrower for use or occupancy by the Collateral Agent of any premises pursuant to this Article 12, nor for any charge (such as wages for the Borrower's employees and utilities) incurred in connection with the Collateral Agent's exercise of the Collateral Agent's Rights and Remedies.

         12-4. Grant of Nonexclusive License. The Borrower hereby grants to the Collateral Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Administrative Agent's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

         12-5. Assembly of Collateral. The Administrative Agent may require the Borrower to assemble the Collateral and make it available to the Administrative Agent at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Administrative Agent and Borrower.

         12-6. Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Agents hereunder (herein, the " Agent's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by any Agent in exercising or enforcing any of that Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Administrative Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between any Agent and any person, at any time, shall preclude the other or further exercise of any of the Agent's Rights and Remedies. No waiver any Agent of any of that Agent's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Agent's Rights and Remedies and all of each Agent's rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by any Agent at such time or times and in such order of preference as that Agent in its sole discretion may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.


XIII.  Article 13- Notices:

      13-1. Notice Addresses. All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Administrative Agent
or the Collateral Agent:
                                    BankBoston Retail Finance Inc.
                                    40 Broad Street
                                    Boston, Massachusetts 02109
                                    Attention    :  Ms. Betsy Ratto
                                                    Managing Director
                                    Fax          :  617 434-4339

         With a copy to:
                                    Riemer & Braunstein
                                    Three Center Plaza
                                    Boston, Massachusetts  02108
                                    Attention    :  Richard B. Jacobs, Esquire
                                    Fax          :  617 880 3456

If to the Borrower:
                                    JBI Apparel, Inc.
                                    555 Turnpike Street
                                    Canton, Massachusetts 02021
                                    Attention    : Philip Rosenberg
                                    Fax          : 781 821 0614

         With a copy to:
                                    Goodwin, Procter & Hoar LP
                                    Exchange Place
                                    Boston, Massachusetts 02109-2881
                                    Attention    : Raymond C. Zemlin, P.C.
                                    Fax:         : 617 523 1231


         13-2.    Notice Given.
                  (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):
                           (i) By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.
                           (ii) By recognized overnight express delivery: the Business Day following the day when sent.
                           (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.
                           (iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one
         (1) hour after being sent. Otherwise, at the opening of the then next Business Day.
                  (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

XIV. Article 14-Term:

         14-1.    Termination of Revolving Credit.   The  Revolving  Credit
shall remain in effect (subject to suspension as provided in Section 2-5(h) hereof) until the Termination Date.

         14-2. Effect of Termination. On the Termination Date, the Borrower shall pay the Administrative Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account (including the unpaid balance of the Revolving Credit); any remaining balance of the Administrative Agent's Fee; any accrued and unpaid Line Fee; any then remaining installments of the Term Loan Commitment Fee; any then remaining installments of the Term Loan Monitoring Fee; and all unreimbursed costs and expenses of each Agent and of each Lender for which the Borrower is responsible; and shall make such arrangements concerning any L/C's then outstanding are reasonably satisfactory to the Administrative Agent . Until such payment, all provisions of this Agreement, other than those contained in
Article 2 which place an obligation on the Administrative Agent and any Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full.

XV.  Article 15-General:

         15-1. Protection of Collateral. No Agent has a duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of that nor any duty as to the preservation of rights against prior parties or any other rights pertaining thereto. Each Agent and each Lender may include reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by that Agent.

         15-2. Successors and Assigns. This Agreement shall be binding upon the Borrower and the Borrower's representatives, successors, and assigns and shall enure to the benefit of each Agent and each Lender and the respective successors and assigns of each provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that any Agent or any Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

         15-3. Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

         15-4.    Amendments.  Course of Dealing.
                  (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and each Agent and each Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by any Agent or any Lender to give notice to the Borrower of the Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Administrative Agent in the manner by which Availability is determined shall obligate the Administrative Agent to continue to determine Availability in that manner.
                  (b) The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Administrative Agent. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is an Agent, then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by any Agent shall be in reliance upon all representations and warranties theretofore made to that Agent by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

         15-5. Power of Attorney. In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto each Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement.

         15-6. Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Administrative Agent determines in its sole discretion. The Borrower shall remain liable for any deficiency remaining following such application.

         15-7. Increased Costs. If, as a result of any change to any requirement of law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:
                  (a) subjects any Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Administrative Agent or any Lender under this Agreement (except for taxes on the Administrative Agent or any Lender's overall net income or capital imposed by the jurisdiction in which the Administrative Agent or that Lender's principal or lending offices are located);
                  (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Lender;
                  (c) imposes on any Lender any other condition with respect to any Loan Document; or
                  (d) imposes on any Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in the such Lender's reasonable opinion, is to increase the cost to that Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by such Lender in respect of any loan, advance or financial accommodation by an amount which the such Lender deems to be material, then upon the Administrative Agent's giving written notice thereof, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Administrative Agent, for the benefit of the subject
Lender, upon receipt of such notice, that amount which shall compensate the subject Lender for such additional cost or reduction in income.

         15-8.    Costs and Expenses of Agents and Of Lenders.
                  (a) The Borrower shall pay on demand all Costs of Collection and all reasonable expenses of each Agent in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by each Agent in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, and all costs and expenses of each Agent which relate to the credit facility contemplated hereby.
                  (b) The Borrower shall pay on demand all reasonable costs and expenses (including attorneys' reasonable fees) incurred, following the occurrence of any Event of Default, by each Lender in connection with the enforcement, attempted enforcement, or preservation of any rights and remedies under this, or any other Loan Document, as well as any such reasonable costs and expenses in connection with any "workout", forbearance, or restructuring of the credit facility contemplated hereby.
                  (c) The Borrower authorizes the Administrative Agent to pay all such fees and expenses and in the Administrative Agent's discretion, to add such fees and expenses to the Loan Account.
                  (d)  The  undertaking  on the  part  of the  Borrower  in this
Section 15-8 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by any Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this
Section 15-8.

         15-9. Copies and Facsimiles. This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished each Agent or any Lender may be reproduced by that Person or by each Agent by any photographic, microfilm, xerographic, digital imaging, or other process, and that Person may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

         15-10. Massachusetts Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

         15-11.   Consent to Jurisdiction.
                  (a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Administrative Agent may elect in the Administrative Agent's sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.
                  (b) The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower's address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.
                  (c) The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.
                  (d) Nothing herein shall affect the right of any Agent to bring legal actions or proceedings in any other competent jurisdiction.
                  (e) The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

         15-12. Indemnification. The Borrower shall indemnify, defend, and hold each Agent and each Lender and any employee, officer, or Administrative Agent of any of the foregoing (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities with any Agent or any Lender (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with single counsel of the Administrative Agent's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Administrative Agent and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith or willful misconduct. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by any Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this
Section 15-12.

         15-13. Rules of Construction. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:
                  (a) Words in the singular include the plural and words in the plural include the singular.
                  (b) Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.
                  (c) The words "includes" and "including" are not limiting.
                  (d) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.
                  (e) Except where the context otherwise requires or where the relevant subsections are joined by "or", compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision. Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by "or" may be accomplished by compliance with any of such subsections.
                  (f) Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.
                  (g)   The words "may not" are prohibitive and not permissive.
                  (h)   The word "or" is not exclusive.
                  (i) Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).
                  (j) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.
                  (k)      The symbol "$" refers to United States Dollars.
                  (l) Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.
                  (m) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.
                  (n) Except as otherwise specifically provided, all references to time are to Boston time.
                  (o) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:
                           (i) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.
                           (ii)     The word "from" means "from and including".
                           (iii)    The words "to" and "until" each mean "to,
but excluding".
                           (iv)     The word "through" means "to and including".
                  (p) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 15-14, 15-15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

         15-14.   Intent. It is intended that:
                  (a)      This Agreement take effect as a sealed instrument.
                  (b) The scope of the security interests created by this Agreement be broadly construed in favor of the Collateral Agent.
                  (c) The security interests created by this Agreement secure all Liabilities, whether now existing or hereafter arising.
                  (d) All reasonable costs and expenses incurred by each Agent and, to the extent provide in Section 15-18 each Lender in connection with such Person's relationship(s) with the Borrower shall be borne by the Borrower.
                  (e) Unless otherwise explicitly provided herein, any Agent's consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Administrative Agent in its sole discretion and without reference to Section 2-15 hereof.

         15-15. Liabilities Are Senior Indebtedness. No principal, premium (if any), and interest (including any interest accruing subsequent to the entry of an order for relief under the Bankruptcy Code, with respect to the Borrower, at the rate provided for in the Loan Documents, whether or not such interest is an allowed claim under applicable law) on, and all reasonable fees, reimbursement and indemnity obligations, and all other obligations arising in connection with, any indebtedness hereunder or under any of the Loan Documents is subordinated in right of payment to any other Indebtedness of the Borrower. Without limiting the generality of the foregoing, no Liability is subordinate to any liability, obligation, or indebtedness of the Borrower under or on account of its 13% Senior Subordinated Notes issued on or about the date of the Loan Agreement and due December 31, 2001.

         15-16. Right of Set-Off. Any and all deposits or other sums at any time credited by or due to the Borrower from any Agent, any Lender, or any participant (a "Participant") in the credit facility contemplated hereby or any from any Affiliate of any Agent, any Lender, or any Participant and any cash, securities, instruments or other property of the Borrower in the possession of any Agent, any Lender, any Participant or any such Affiliate, whether for safekeeping or otherwise (regardless of the reason such Person had received the same), to the extent permitted by law, shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Agents and each Lender or any Participant or any such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to any Agent, any Lender, or any Participant or any such Affiliate.

         15-17. Maximum Interest Rate. Regardless of any provision of any Loan Document, no Agent and no Lender shall be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

         15-18.   Waivers.
                  (a) The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 15-18(b), below, knowingly, voluntarily, and intentionally, and understands that each Agent and each Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.
                  (b) THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:
                           (i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.
                           (ii)  Except  as  otherwise   specifically   required
         hereby, the right to notice and/or hearing prior to any Agent's exercising of that Agent's rights upon default.
                           (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH ANY AGENT OR ANY LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST ANY AGENT OR ANY LENDER OR IN WHICH ANY AGENT OR ANY LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND ANY AGENT OR ANY LENDER (AND ANY AGENT AND EACH LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).
                           (iv) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Administrative Agent or any Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.
                           (v) Any claim to consequential, special, or punitive damages.


                                             JBI APPAREL, INC.
                                             Borrower

                                             By /s/ Philip Rosenberg

                                             Print Name: Philip Rosenberg

                                             Title: Executive Vice President




                                             BANKBOSTON RETAIL FINANCE INC.
                                             Administrative Agent
                                             Collateral Agent

                                             By  /s/Betsy Ratto

                                             Print Name: Betsy Ratto

                                             Title: Vice President


                                             BACK BAY CAPITAL FUNDING LLC.
                                             Term Lender

                                             By  /s/Betsy Ratto

                                             Print Name: Betsy Ratto

                                             Title: Vice President


                                             BANKBOSTON RETAIL FINANCE INC.
                                             Working Capital Lender


                                             By  /s/Betsy Ratto

                                             Print Name: Betsy Ratto

                                             Title: Vice President

                                EXHIBIT 6-12 (a)
                         FINANCIAL PERFORMANCE COVENANTS

1. EBITDA: The Borrower shall not permit or suffer its EBITDA, tested monthly, on a cumulative year to date basis, to be less than one of the following, nor less than such minima as may be set by the Administrative Agent for subsequent fiscal periods based upon the Administrative Agent's review of the Business Plan and annual forecast for such subsequent fiscal periods:

                            MINIMUM EBITDA: $ Million
                            -------------------------

                           Fiscal Month                                Minimum EBITDA
                  1999         June                                             1.0
                               July                                             1.0
                               August                                           1.0
                               September                                        1.5
                               October                                          2.0
                               November                                         3.0
                               December                                         6.0
                  2000         January                                          5.5

2. Trade Support: The Borrower will not suffer or permit the aggregate of its accounts payable, at the end of any month beginning with June, 1999, to be less than 15% of its cost inventory.